CAE Inc.

Consolidated Financial Statements

Consolidated Financial Statements

Management’s Report on Internal Control Over Financial Reporting

Management of CAE is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f), 15d-15(f) under the Securities Exchange Act of 1934). CAE’s internal control over financial reporting is a process designed under the supervision of CAE’s President and Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s consolidated financial statements for external reporting purposes in accordance with IFRS, as issued by the International Accounting Standards Board (IASB).

As of March 31, 2016, management conducted an assessment of the effectiveness of the Company’s internal control over the financial reporting based on the framework and criteria established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) on Internal Control – Integrated Framework (2013 Framework). Based on this assessment, management concluded that the Company’s internal control over financial reporting as of March 31, 2016 was effective.

M. Parent                                                                  S. Lefebvre

President and Chief Executive Officer                    Vice-president, Finance and Chief Financial Officer

Montreal (Canada)

May 19, 2016

| CAE Year-End Financial Results 2016

Report of Independent Registered Public Accounting Firm

To the Shareholders of CAE Inc.

We have audited the accompanying consolidated statement of financial position of CAE Inc. and its subsidiaries as of March 31, 2016 and March 31, 2015 and the related consolidated income statement, statement of comprehensive income, statement of changes in equity, and statement of cash flows for the years then ended. We also have audited CAE Inc. and its subsidiaries’ internal control over financial reporting as of March 31, 2016 , based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the company’s internal control over financial reporting based on our integrated audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CAE Inc. and its subsidiaries as of March 31, 2016 and March 31, 2015 and the results of their operations and their cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. Also, in our opinion, CAE Inc. and its subsidiaries maintained, in all material respects, effective internal control over financial reporting as of  March 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.

1

Montreal, Quebec

May 19, 2016

CAE Year-End Financial Results 2016 | 2

1 CPA auditor, CA, public accountancy permit No. A123498

Consolidated Financial Statements

Consolidated Statement of Financial Position

As at March 31		March 31	March 31
(amounts in millions of Canadian dollars)	Notes	2016	2015
Assets
Cash and cash equivalents		$485.6	$330.2
Accounts receivable	5	500.0	468.0
Contracts in progress: assets	11	339.1	309.8
Inventories	6	278.3	237.3
Prepayments		86.3	81.8
Income taxes recoverable		34.5	43.9
Derivative financial assets	29	24.2	30.3
Assets held for sale	3	1.6	61.2
Total current assets		$1,749.6	$1,562.5
Property, plant and equipment	7	1,473.1	1,461.2
Intangible assets	8	929.2	844.7
Investment in equity accounted investees	32	345.1	318.0
Deferred tax assets	17	46.8	33.2
Derivative financial assets	29	19.8	21.1
Other assets	9	433.1	416.2
Total assets		$4,996.7	$4,656.9

Liabilities and equity
Accounts payable and accrued liabilities	10	$832.8	$732.7
Provisions	12	30.0	17.5
Income taxes payable		11.3	10.6
Contracts in progress: liabilities	11	174.7	154.6
Current portion of long-term debt	13	119.3	55.5
Derivative financial liabilities	29	24.7	54.0
Liabilities held for sale	3	0.1	14.2
Total current liabilities		$1,192.9	$1,039.1
Provisions	12	10.2	4.6
Long-term debt	13	1,153.6	1,224.3
Royalty obligations		135.3	158.4
Employee benefit obligations	15	168.0	185.7
Deferred gains and other non-current liabilities	16	172.7	165.1
Deferred tax liabilities	17	213.1	176.1
Derivative financial liabilities	29	10.6	17.2
Total liabilities		$3,056.4	$2,970.5
Equity
Share capital	18	$601.7	$559.0
Contributed surplus		18.3	19.1
Accumulated other comprehensive income	19	220.7	177.3
Retained earnings		1,048.0	879.8
Equity attributable to equity holders of the Company		$1,888.7	$1,635.2
Non-controlling interests		51.6	51.2
Total equity		$1,940.3	$1,686.4
Total liabilities and equity		$4,996.7	$4,656.9

The accompanying notes form an integral part of these Consolidated Financial Statements.

| CAE Year-End Financial Results 2016

Consolidated Financial Statements

Consolidated Income Statement

Years ended March 31
(amounts in millions of Canadian dollars, except per share amounts)	Notes	2016	2015
Continuing operations
Revenue	31	$2,512.6	$2,246.3
Cost of sales		1,816.7	1,642.6
Gross profit		$695.9	$603.7
Research and development expenses		87.6	64.1
Selling, general and administrative expenses		311.5	264.6
Other gains – net	22	(24.2)	(20.3)
After tax share in profit of equity accounted investees	31	(43.4)	(37.5)
Restructuring costs	12	28.9	-
Operating profit		$335.5	$332.8
Finance income	23	(9.5)	(9.8)
Finance expense	23	84.7	80.7
Finance expense – net		$75.2	$70.9
Earnings before income taxes		$260.3	$261.9
Income tax expense	17	20.4	57.8
Earnings from continuing operations		$239.9	$204.1
Discontinued operations
(Loss) earnings from discontinued operations	3	(9.6)	0.6
Net income		$230.3	$204.7
Attributable to:
Equity holders of the Company		$229.7	$201.8
Non-controlling interests		0.6	2.9
		$230.3	$204.7
Earnings (loss) per share from continuing and discontinued
operations attributable to equity holders of the Company
Basic and diluted – continuing operations	18	$0.89	$0.76
Basic and diluted – discontinued operations	18	(0.04)	-
		$0.85	$0.76

The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE Year-End Financial Results 2016 | 4

Consolidated Financial Statements

Consolidated Statement of Comprehensive Income

Years ended March 31
(amounts in millions of Canadian dollars)	Notes	2016	2015
Net income		$230.3	$204.7
Items that may be reclassified to net income
Foreign currency translation
Net currency translation difference on the translation of financial
statements of foreign operations		$62.3	$100.9
Net loss on certain long-term debt denominated in foreign
currency and designated as hedges of net investments in foreign operations		(12.5)	(68.1)
Reclassification to income		(18.1)	2.5
Income taxes	17	(2.4)	(3.3)
Share in foreign currency translation difference of equity accounted investees		2.8	29.5
		$32.1	$61.5
Net change in cash flow hedges
Effective portion of changes in fair value of cash flow hedges		$(22.5)	$(39.2)
Reclassification to income(1)(2)		38.9	25.6
Income taxes	17	(4.4)	3.6
After tax share in net change of cash flow hedges of equity accounted investees		0.7	0.4
		$12.7	$(9.6)
Net change in available-for-sale financial instruments
Net change in fair value of available-for-sale financial asset	29	$0.1	$-
		$0.1	$-
Items that are never reclassified to net income
Defined benefit plan remeasurements
Defined benefit plan remeasurements	15	$34.5	$(66.0)
Income taxes	17	(9.3)	18.0
		$25.2	$(48.0)
Other comprehensive income		$70.1	$3.9
Total comprehensive income		$300.4	$208.6
Attributable to:
Equity holders of the Company		$298.3	$201.6
Non-controlling interests		2.1	7.0
		$300.4	$208.6
Total comprehensive income (loss) attributable to equity holders of the Company:
Continuing operations		$312.6	$200.7
Discontinued operations		(14.3)	0.9
		$298.3	$201.6

(1)  Fiscal 2016 includes net losses of $36.4 million reclassified to revenue (2015 – net losses of $35.9 million) and net losses of $2.5 million reclassified to finance expense – net (2015 – net gain of $10.3 million).

(2)  An estimated net amount of $48.5 million of losses is expected to be reclassified from other comprehensive income during the next 12 months. Future fluctuation in market rate (foreign exchange rate or interest rate) will impact the amount expected to be reclassified.

The accompanying notes form an integral part of these Consolidated Financial Statements.

| CAE Year-End Financial Results 2016

Consolidated Financial Statements

Consolidated Statement of Changes in Equity

Attributable to equity holders of the Company
Year ended March 31, 2015		Common shares		Accumulated other				Non-
(amounts in millions of Canadian dollars,		Number of	Stated	Contributed	comprehensive	Retained		controlling	Total
except number of shares)	Notes	shares	value	surplus	income (Note 19)	earnings	Total	interests	equity
Balances at April 1, 2014		263,771,443	$517.5	$19.5	$129.5	$797.6	$1,464.1	$40.6	$1,504.7
Net income		-	$-	$-	$-	$201.8	$201.8	$2.9	$204.7
Other comprehensive income (loss):
Foreign currency translation		-	-	-	57.4	-	57.4	4.1	61.5
Net change in cash flow hedges		-	-	-	(9.6)	-	(9.6)	-	(9.6)
Defined benefit plan remeasurements		-	-	-	-	(48.0)	(48.0)	-	(48.0)
Total comprehensive income		-	$-	$-	$47.8	$153.8	$201.6	$7.0	$208.6
Stock options exercised	24	1,309,201	12.6	-	-	-	12.6	-	12.6
Optional cash purchase		4,509	0.1	-	-	-	0.1	-	0.1
Transfer upon exercise of stock options		-	3.5	(3.5)	-	-	-	-	-
Share-based payments	24	-	-	3.1	-	-	3.1	-	3.1
Additions to non-controlling interests		-	-	-	-	-	-	3.6	3.6
Stock dividends	18	1,817,917	25.3	-	-	(25.3)	-	-	-
Cash dividends	18	-	-	-	-	(46.3)	(46.3)	-	(46.3)
Balances at March 31, 2015	266,903,070		$559.0	$19.1	$177.3	$879.8	$1,635.2	$51.2	$1,686.4
Net income		-	$-	$-	$-	$229.7	$229.7	$0.6	$230.3
Other comprehensive income:
Foreign currency translation		-	-	-	30.6	-	30.6	1.5	32.1
Net change in cash flow hedges		-	-	-	12.7	-	12.7	-	12.7
Net change in available-for-sale financial instruments		-	-	-	0.1	-	0.1	-	0.1
Defined benefit plan remeasurements		-	-	-	-	25.2	25.2	-	25.2
Total comprehensive income		-	$-	$-	$43.4	$254.9	$298.3	$2.1	$300.4
Stock options exercised	24	1,654,005	15.9	-	-	-	15.9	-	15.9
Optional cash purchase		3,861	-	-	-	-	-	-	-
Common shares repurchased and cancelled	18	(515,200)	(1.1)	-	-	(6.6)	(7.7)	-	(7.7)
Transfer upon exercise of stock options		-	4.5	(4.5)	-	-	-	-	-
Share-based payments	24	-	-	3.7	-	-	3.7	-	3.7
Dividends to non-controlling interests		-	-	-	-	-	-	(1.7)	(1.7)
Stock dividends	18	1,589,080	23.4	-	-	(23.4)	-	-	-
Cash dividends	18	-	-	-	-	(56.7)	(56.7)	-	(56.7)
Balances at March 31, 2016	269,634,816		$601.7	$18.3	$220.7	$1,048.0	$1,888.7	$51.6	$1,940.3

The balance of retained earnings and accumulated other comprehensive income as at March 31, 2016 was $1,268.7 million (2015 – $1,057.1 million).

The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE Year-End Financial Results 2016 | 6

Consolidated Financial Statements

Consolidated Statement of Cash Flows

Years ended March 31
(amounts in millions of Canadian dollars)	Notes	2016		2015
Operating activities
Earnings from continuing operations		$239.9		$204.1
Adjustments for:
Depreciation of property, plant and equipment	7	121.5		108.1
Amortization of intangible and other assets		96.3		81.0
After tax share in profit of equity accounted investees		(43.4)		(37.5)
Deferred income taxes	17	25.0		37.2
Investment tax credits		(40.5)		(21.7)
Share-based compensation	24	8.3		7.5
Defined benefit pension plans	15	9.7		6.4
Amortization of other non-current liabilities		(42.9)		(35.8)
Other		(25.0)		(11.5)
Changes in non-cash working capital	25	(3.1)		(69.2)
Net cash provided by operating activities		$345.8		$268.6
Investing activities
Business combinations, net of cash and cash equivalents acquired	4	$13.9		$(2.0)
Proceeds from disposal of discontinued operations	3	30.4		-
Proceeds from partial disposal of interests in investments, net of cash
and cash equivalents disposed		-		8.5
Capital expenditures for property, plant and equipment	7	(117.8)		(144.2)
Proceeds from disposal of property, plant and equipment		1.8		7.6
Capitalized development costs	8	(35.6)		(41.5)
Enterprise resource planning (ERP) and other software	8	(15.6)		(19.9)
Net proceeds from (payments to) equity accounted investees		3.4		(0.3)
Dividends received from equity accounted investees		18.5		8.9
Other		(4.1)		4.1
Net cash used in investing activities		$(105.1)		$(178.8)
Financing activities
Proceeds from borrowing under revolving unsecured credit facilities	13	$516.3		$524.7
Repayment of borrowing under revolving unsecured credit facilities	13	(539.3)		(554.0)
Proceeds from long-term debt	13	27.7		37.0
Repayment of long-term debt	13	(25.8)		(18.9)
Repayment of finance lease	13	(21.4)		(28.2)
Dividends paid		(56.7)		(46.3)
Common stock issuance		15.9		12.7
Repurchase of common shares	18	(7.7)		-
Net cash used in financing activities		$(91.0)		$(73.0)
Effect of foreign exchange rate changes on cash
and cash equivalents		$5.7		$8.8
Net increase in cash and cash equivalents		$155.4		$25.6
Cash and cash equivalents, beginning of period		330.2		312.3
Cash and cash equivalents, beginning of period,
related to discontinued operations		-		(7.7)
Cash and cash equivalents, end of period		$485.6		$330.2
Supplemental information:
Dividends received		$18.5		$8.9
Interest paid		65.1	1	54.9
Interest received		9.8	1	11.0
Income taxes paid (net)		18.5	1	34.1
The accompanying notes form an integral part of these Consolidated Financial Statements.

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements

(Unless otherwise stated, all tabular amounts are in millions of Canadian dollars)

The consolidated financial statements were authorized for issue by the board of directors on May 19, 2016.

NOTE 1 – NATURE OF OPERATIONS, summary of SIGNIFICANT ACCOUNTING POLICIES AND revision TO PRIOR PERIOD

Nature of operations

CAE Inc. and its subsidiaries (or the Company) design, manufacture and supply simulation equipment, provide training, and develop integrated training solutions for defence and security markets, commercial airlines, business aircraft operators, helicopter operators, aircraft manufacturers and for healthcare education and service providers. CAE’s flight simulators replicate aircraft performance in normal and abnormal operations as well as a comprehensive set of environmental conditions utilizing visual systems that contain a database of airports, other landing areas, flying environments, mission-specific environments, and motion and sound cues. The Company offers a range of flight training devices based on the same software used on its simulators. The Company also operates a global network of training centres with locations around the world.

The Company’s operations are managed through three segments:

(i)     Civil Aviation Training Solutions – Provides comprehensive training solutions for flight, cabin, maintenance and ground personnel in commercial, business and helicopter aviation, a range of flight simulation training devices, as well as ab initio pilot training and crew sourcing services;

(ii)    Defence and Security – Is a training systems integrator for defence forces across the air, land and naval domains, and for government organizations responsible for public safety;

(iii)   Healthcare – Designs, manufactures and markets simulators, audiovisual and simulation centre management solutions, offers consulting and courseware for training of medical and allied healthcare students as well as clinicians in educational institutions, hospitals and defence organizations.

The Company’s mining division known as Datamine was sold during the second quarter of fiscal 2016 (see Note 3).

CAE is a limited liability company incorporated and domiciled in Canada. The address of the main office is 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada, H4T 1G6. CAE shares are traded on the Toronto Stock Exchange and on the New York Stock Exchange.

Basis of preparation

The key accounting policies applied in the preparation of these consolidated financial statements are described below. These policies have been consistently applied to all years presented, unless otherwise stated.

The consolidated financial statements have been prepared in accordance with Part I of the CPA Canada Handbook – Accounting, International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB).

The consolidated financial statements have been prepared under the historical cost convention, except for the following items measured at fair value: contingent consideration, derivative financial instruments, financial instruments at fair value through profit and loss, available‑for‑sale financial assets and liabilities for cash-settled share-based arrangements.

The functional and presentation currency of CAE Inc. is the Canadian dollar.

Revision to prior period financial statements

In preparing the consolidated financial statements for the year ended March 31, 2016, the Company identified an error related to the reassessment of unrecognized deferred tax assets. Upon transition to IFRS, certain transitional adjustments had resulted in the computation of additional deferred tax assets. Given that IFRS imposes restrictions on the full recognition of deferred tax assets by requiring that they be recognized only to the extent that their realization is probable, certain deferred taxes had not been recognized at that time. The revision recognizes that as deferred tax liabilities arose in fiscal 2012 and 2013, certain additional deferred tax assets should have been recognized in the consolidated financial statements as per the requirements of IAS 12 - Income Taxes.

The following table presents the effect of this revision on each line of the Company’s consolidated statement of financial position for the comparative period:

			March 31, 2015			April 1, 2014
(amounts in millions)	March 31, 2015	Adjustment	Revised	April 1, 2014	Adjustment	Revised
Deferred tax liabilities	$198.6	$(22.5)	$176.1	$166.1	$(22.5)	$143.6
Retained earnings	$857.3	$22.5	$879.8	$775.1	$22.5	$797.6

CAE Year-End Financial Results 2016 | 8

Notes to the Consolidated Financial Statements

In accordance with accounting guidance in SEC Staff Accounting Bulletin No. 99 - Materiality, the Company assessed the materiality of that error and concluded that it was not material to any of the Company’s previously issued consolidated financial statements. In accordance with guidance in SEC Staff Accounting Bulletin No. 108 - Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements and with guidance in IAS 8 - Accounting Policies, Changes in Accounting Estimates and Errors, the Company revised its comparative consolidated financial statements to correct the effects of these matters. These non-cash revisions do not impact cash flows for any prior period.

This revision has no effect on the consolidated income statement and on the earnings per share for the years ended
March 31, 2016 and March 31, 2015.

Basis of consolidation

Subsidiaries

Subsidiaries are all entities over which the Company has control. Control exists when the Company is exposed to, or has the rights to, variable returns from its involvement with the entity and has the ability to affect those returns through the power over the entity. Subsidiaries are fully consolidated from the date control is obtained and they are no longer consolidated on the date control ceases. All intercompany accounts and transactions have been eliminated.

Joint arrangements

Joint arrangements are entities in which the Company exercises joint control as established by contracts requiring unanimous consent for decisions about the activities that significantly affect the arrangement’s returns. When the Company has the rights to the net assets of the arrangement, the arrangement is classified as a joint venture and is accounted for using the equity method. When the Company has rights to the assets and obligations for the liabilities relating to an arrangement, the arrangement is classified as a joint operation and the Company accounts for each of its assets, liabilities and transactions, including its share of those held or incurred jointly, in relation to the joint operation. The Company does not have any joint operations.

Under the equity method of accounting, interests in joint ventures are initially recognized at cost and adjusted thereafter to recognize the Company’s share of the profits or losses and movements in other comprehensive income (loss) (OCI) of the investee. When the Company’s share of losses in a joint venture equals or exceeds its interests in the joint ventures, the Company does not recognize further losses, unless it will incur obligations or make payments on behalf of the joint ventures.

Unrealized gains resulting from transactions with joint ventures are eliminated, to the extent of the Company’s share in the joint venture. For sales of products or services from the Company to its joint ventures, the elimination of unrealized profits is considered in the carrying value of the investment in equity accounted investees in the consolidated statement of financial position and in the share in profit or loss of equity accounted investees in the consolidated income statement.

Business combinations

Business combinations are accounted for under the acquisition method. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Company, if any, at the date control is obtained. The consideration transferred includes the fair value of any liability resulting from a contingent consideration arrangement. Acquisition-related costs, other than share and debt issue costs incurred to issue financial instruments that form part of the consideration transferred, are expensed as incurred. Identifiable assets acquired and liabilities assumed in a business combination are measured initially at their fair value at the acquisition date. If a business combination is achieved in stages, the Company remeasures its previously held interest in the acquiree at its acquisition-date fair value and recognizes the resulting gain or loss, if any, in net income.

Contingent consideration classified as a provision is measured at fair value, with subsequent changes recognized in income. If the contingent consideration is classified as equity, it is not remeasured until it is finally settled within equity.

New information obtained during the measurement period, up to 12 months following the acquisition date, about facts and circumstances existing at the acquisition date affect the acquisition accounting.

Non-controlling interests

Non-controlling interests (NCI) represent equity interests in subsidiaries owned by outside parties. The share of net assets of subsidiaries attributable to non-controlling interests is presented as a component of equity. Changes in the Company’s ownership interest in subsidiaries that do not result in a loss of control are accounted for as equity transactions.

The Company treats transactions with non-controlling interests as transactions with equity owners of the Company. For interests purchased from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals of non-controlling interests are also recorded in equity.

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

Financial instruments and hedging relationships

Financial instruments

Financial assets and financial liabilities

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial assets and financial liabilities, including derivatives, are recognized on the consolidated statement of financial position when the Company becomes a party to the contractual provisions of the financial instrument. On initial recognition, all financial instruments are measured at fair value. When there is a difference between the fair value of the consideration given or received at initial recognition and the amount determined using a valuation technique, such difference is recognized immediately in income unless it qualifies for recognition as some other type of asset or liability.

Subsequent measurement of the financial instruments is based on their classification as described below. The determination of the classification depends on the purpose for which the financial instruments were acquired and their characteristics. Except in very limited circumstances, the classification is not changed subsequent to the initial recognition.

Financial instruments at fair value through profit and loss

Financial instruments classified at fair value through profit and loss (FVTPL) are carried at fair value at each reporting date with the change in fair value recorded in income. The FVTPL classification is applied when a financial instrument:

-         Is a derivative, including embedded derivatives accounted for separately from the host contract, but excluding those derivatives designated as effective hedging instruments;

-         Has been acquired or incurred principally for the purpose of selling or repurchasing in the near future;

-         Is part of a portfolio of financial instruments that are managed together and for which there is evidence of a recent actual pattern of short-term profit-taking; or

-         Has been irrevocably designated as such by the Company (fair value option).

Cash and cash equivalents, restricted cash and all derivative instruments, except for derivatives designated as effective hedging instruments, are classified at FVTPL.

Embedded derivatives are recorded at FVTPL separately from the host contract when their economic characteristics and risks are not clearly and closely related to those of the host contract.

Loans and receivables

Loans and receivables are carried at amortized cost using the effective interest method. Interest income or expense is included in income in the period as incurred. Accounts receivable, contracts in progress, non-current receivables and advances are classified as loans and receivables except for those that the Company intends to sell immediately or in the near term, which are classified at FVTPL.

At each reporting date, the carrying amounts of the financial assets other than those to be measured at FVTPL are assessed to determine whether there is objective evidence of impairment. Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized.

Available-for-sale

Available-for-sale financial assets are non-derivative financial assets that are designated as available-for-sale or that are not classified in any of the preceding categories. The portfolio investments are classified as available-for-sale.

Financial assets classified as available-for-sale are carried at fair value at each reporting date. Unrealized gains and losses, including changes in foreign exchange rates for non-monetary financial assets, are recognized in OCI in the period in which the changes arise and are transferred to income when the assets are derecognized or impairment occurs. Objective evidence of impairment of an equity investment includes a significant or prolonged decline in the fair value of the security below its cost. If a reliable estimate of the fair value of an unquoted equity instrument cannot be made, this instrument is measured at cost, less any impairment losses. Dividends are recognized in income when the right of payment has been established.

Other financial liabilities

Other financial liabilities are carried at amortized cost using the effective interest method. Accounts payable and accrued liabilities and long-term debt, including interest payable, as well as finance lease obligations and royalty obligations are classified as other financial liabilities.

Transaction costs

Transaction costs that are directly related to the acquisition or issuance of financial assets and financial liabilities (other than those classified at FVTPL) are included in the fair value initially recognized for those financial instruments. These costs are amortized to income using the effective interest method.

CAE Year-End Financial Results 2016 | 10

Notes to the Consolidated Financial Statements

Offsetting of financial assets and financial liabilities

Financial assets and financial liabilities are offset and the net amount is presented in the consolidated statement of financial position when the Company has a legally enforceable right to set off the recognized amounts and intends to settle on a net basis or to realize the assets and settle the liabilities simultaneously.

Fair value hierarchy transfers

For financial instruments that are recognized at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the fair value hierarchy. The assessment is based on the lowest level input that is significant to the fair value measurement as a whole at the end of each period.

Derivative financial instruments and hedge accounting

Derivative financial instruments offering economic hedging without being eligible for hedge accounting are accounted for at FVTPL.

Documentation

At the inception of a hedge, if the Company elects to use hedge accounting, the Company formally documents the designation of the hedge, the risk management objectives and strategy, the hedging relationship between the hedged item and hedging item and the method for testing the effectiveness of the hedge, which must be reasonably assured over the term of the hedging relationship and can be reliably measured. The Company formally assesses, both at inception of the hedge relationship and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items in relation to the hedged risk.

Cash flow hedge

The effective portion of changes in the fair value of derivative instruments that are designated and qualify as cash flow hedges is recognized in OCI, while the ineffective portion is recognized immediately in income. Amounts accumulated in OCI are reclassified to income in the period in which the hedged item affects income. However, when the forecasted transactions that are hedged items result in recognition of non-financial assets (for example, inventories or property, plant and equipment), gains and losses previously recognized in OCI are included in the initial carrying value of the related non-financial assets acquired or liabilities incurred. The deferred amounts are ultimately recognized in income as the related non-financial assets are derecognized or amortized.

Hedge accounting is discontinued prospectively when the hedging relationship no longer meets the criteria for hedge accounting, when the designation is revoked, or when the hedging instrument expires or is sold. Any cumulative gain or loss directly recognized in OCI at that time remains in OCI until the hedged item is eventually recognized in income. When it is probable that a hedged transaction will not occur, the cumulative gain or loss that was recognized in OCI is recognized immediately in income.

Hedge of net investments in foreign operations

The Company has designated certain long-term debt as a hedge of CAE’s overall net investments in foreign operations whose activities are denominated in a currency other than the Company’s functional currency. The portion of gains or losses on the hedging item that is determined to be an effective hedge is recognized in OCI and is limited to the translation gain or loss on the net investment.

Derecognition
Financial assets

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized when:

-         The rights to receive cash flows from the asset have expired;

-         The Company has transferred its rights to receive cash flows from the asset and either has transferred substantially all the risks and rewards of the asset or has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset;

-         The Company is involved in a program in which it sells undivided interests in certain of its accounts receivable and contracts in progress: assets. The Company continues to act as a collection agent. These transactions are accounted for when the Company is considered to have surrendered control over the transferred accounts receivable and contracts in progress: assets.

Financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expires.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in income.

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

Foreign currency translation

Foreign operations

Assets and liabilities of subsidiaries that have a functional currency other than the Canadian dollar are translated from their functional currency to Canadian dollars at exchange rates in effect at the reporting date. Revenue and expenses are translated at the average exchange rates. The resulting translation adjustments are included in OCI. When designated as hedges of net investments in foreign operations, translation gains or losses related to long term intercompany account balances, which form part of the overall net investment in foreign operations, and those arising from the translation of debt denominated in foreign currencies, are also included in OCI.

Transactions and balances

Monetary assets and liabilities denominated in foreign currencies are translated at the prevailing exchange rate at the reporting date. Non-monetary assets and liabilities, and revenue and expense items denominated in foreign currencies are translated into the functional currency using the exchange rate prevailing at the dates of the respective transactions. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in income, except when deferred in OCI as qualifying cash flow hedges and qualifying net investment hedges.

Cash and cash equivalents

Cash and cash equivalents consist of cash and highly-liquid investments with original terms to maturity of 90 days or less at the date of purchase.

Accounts receivable

Receivables are initially recognized at fair value and are subsequently carried at amortized cost, net of an allowance for doubtful accounts, based on expected recoverability. The amount of the allowance is the difference between the asset’s carrying amount and the present value of the estimated future cash flows, discounted at the original effective interest rate. The loss is recognized in income. Subsequent recoveries of amounts previously provided for or written-off are recognized in income.

Inventories

Raw materials are valued at the lower of average cost and net realizable value. Spare parts to be used in the normal course of business are valued at the lower of cost, determined on a specific identification basis, and net realizable value.

Work in progress is stated at the lower of cost, determined on a specific identification basis, and net realizable value. The cost of work in progress includes material, labour and an allocation of manufacturing overhead, which is based on normal operating capacity.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to generate revenue. In the case of raw materials and spare parts, the replacement cost is the best measure of net realizable value.

Property, plant and equipment

Property, plant and equipment are recorded at cost less any accumulated depreciation and any accumulated net impairment losses. Costs include expenditures that are directly attributable to the acquisition or manufacturing of the item. The cost of an item of property, plant and equipment that is initially recognized includes, when applicable, the initial present value estimate of the costs required to dismantle and remove the asset and restore the site on which it is located at the end of its useful life. Purchased software that is integral to the functionality of the related equipment is capitalized as part of that equipment. Subsequent costs, such as updates on training devices, are included in the asset’s carrying amount or recognized as a separate asset only when it is probable that future economic benefits will flow to the Company and the cost of the item can be reliably measured; otherwise, they are expensed.

A loss on disposal is recognized in income when the carrying value of a replaced item is derecognized, unless the item is transferred to inventories. If it is not practicable to determine the carrying value, the cost of the replacement and the accumulated depreciation calculated by reference to that cost will be used to derecognize the replaced part. The costs of day-to-day servicing of property, plant and equipment are recognized in income as incurred. Gains and losses on disposal of property, plant and equipment are determined by comparing the proceeds from disposal with its carrying amount, and are recognized net within other gains and losses.

CAE Year-End Financial Results 2016 | 12

Notes to the Consolidated Financial Statements

The different components of property, plant and equipment are recognized separately when their useful lives are materially different and such components are depreciated separately in income. Leased assets are depreciated over the shorter of the lease term and their useful lives. If it is reasonably certain that the Company will obtain ownership by the end of the lease term, the leased asset is depreciated over its useful life. Land is not depreciated. The estimated useful lives, residual values and depreciation methods are as follows:

	Method	Amortization rate/period
Buildings and improvements	Straight-line	2.5 to 10%/3 to 20 years
Simulators	Straight-line (10% residual)	Not exceeding 25 years
Machinery and equipment	Declining balance/Straight-line	20 to 35%/2 to 10 years
Aircraft	Straight-line (15% residual)	Not exceeding 12 years
Aircraft engines	Based on utilization	Not exceeding 3,000 hours

Depreciation methods, useful lives and residual values are reviewed and adjusted, if appropriate, on a prospective basis at each reporting date.

Leases

The Company leases certain property, plant and equipment from and to others. Leases in which substantially all the risks and rewards of ownership are transferred are classified as finance leases. All other leases are accounted for as operating leases.

The Company as a lessor

With regards to finance leases, the asset is derecognized at the commencement of the lease. The net present value of the minimum lease payments and any discounted unguaranteed residual value are recognized as non‑current receivables. Finance income is recognized over the term of the lease based on the effective interest method. Income from operating leases is recognized on a straight-line basis over the term of the corresponding lease.

The Company as a lessee

Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased item and the present value of the minimum lease payments. Any initial direct costs of the lessee are added to the amount recognized as an asset. The corresponding obligations are included in long-term debt. Finance expense is recognized over the term of the lease based on the effective interest method. Payments made under operating leases are charged to income on a straight-line basis over the term of the lease.

Sale and leaseback transactions

The Company engages in sales and leaseback transactions as part of the Company’s financing strategy to support investment in the Civil Aviation training Solutions and Defence and Security segments. Where a sale and leaseback transaction results in a finance lease, any excess of sales proceeds over the carrying amount is deferred and amortized over the lease term. Where a sale and leaseback transaction results in an operating lease, and it is clear that the transaction is established at fair value, any profit or loss is recognized in income. If the sales price is below fair value, the shortfall is recognized in income immediately except if the loss is compensated for by future lease payments at below market price, it is deferred and amortized in proportion to the lease payments over the period the asset is expected to be used. If the sale price is above fair value, the excess over fair value is deferred and amortized over the period the asset is expected to be used.

Intangible assets

Goodwill

Goodwill is measured at cost less accumulated impairment losses, if any.

Goodwill arises on the acquisition of subsidiaries. Goodwill represents the excess of the aggregate of the cost of an acquisition, including the Company’s best estimate of the fair value of contingent consideration and the acquisition-date fair value of any previous held equity interest in the acquiree, over the fair value of the net identifiable assets of the acquiree at the acquisition date.

Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Research and development (R&D)

Research costs are expensed as incurred. Development costs are also charged to income in the period incurred unless they meet all the specific capitalization criteria established in IAS 38, Intangible Assets. Capitalized development costs are stated at cost and net of accumulated amortization and accumulated impairment losses, if any. Amortization of the capitalized development costs commences when the asset is available for use and is included in research and development expense.

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

Other intangible assets

Intangible assets acquired separately are measured at cost upon initial recognition. The cost of intangible assets acquired in a business combination is the fair value as at the acquisition date. Following initial recognition, intangible assets are carried at cost, net of accumulated amortization and accumulated impairment losses, if any.

The cost of an internally generated intangible asset comprises all directly attributable costs necessary to create, produce, and prepare the asset to be capable of operating in the manner intended by management.

Gains and losses on disposal of intangible assets are determined by comparing the proceeds from disposal with its carrying amount and are recognized within other gains and losses.

Amortization
Amortization is calculated using the straight-line method for all intangible assets over their estimated useful lives as follows:

Amortization period
(in years)
Capitalized development costs	5 to 10
Customer relationships	3 to 15
ERP and other software	3 to 10
Technology	3 to 10
Other intangible assets	2 to 40

Amortization methods and useful lives are reviewed and adjusted, if appropriate, on a prospective basis at each reporting date.

Impairment of non-financial assets

The carrying amounts of the Company’s non-financial assets subject to amortization are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill and assets that are not yet available for use are tested for impairment annually or at any time if an indicator of impairment exists.

The recoverable amount of an asset or a cash-generating unit (CGU) is the greater of its value in use and its fair value less costs of disposal. The recoverable amount is determined for an individual asset; unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. In such case, the CGU that the asset belongs to is used to determine the recoverable amount.

For the purposes of impairment testing, the goodwill acquired in a business combination is allocated to CGUs or groups of CGUs, which generally corresponds to its operating segments or one level below, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its estimated recoverable amount. Where the recoverable amount of a CGU to which goodwill has been allocated is lower than the CGU’s carrying amount, the related goodwill is impaired. Any remaining amount of impairment exceeding the impaired goodwill is recognized on a pro rata basis of the carrying amount of each asset in the respective CGU. Impairment losses are recognized in income.

The Company evaluates impairment losses, other than goodwill impairment, for potential reversals at each reporting date. An impairment loss is reversed if there is any indication that the loss has decreased or no longer exists due to changes in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. Such reversal is recognized in income.

Borrowing costs

Borrowing costs that are directly attributable to the acquisition or construction of a qualifying asset are capitalized as part of the cost of the asset. A qualifying asset is one that takes a substantial period of time to get ready for its intended use. Capitalization of borrowing costs ceases when the asset is completed and ready for its intended use. All other borrowing costs are recognized as finance expense in income, as incurred.

Other assets

Restricted cash

The Company is required to hold a defined amount of cash as collateral under the terms of certain subsidiaries’ external bank financing, government-related sales contracts and business combination arrangements.

Deferred financing costs

Deferred financing costs related to the revolving unsecured term credit facilities, when it is probable that some or all of the facilities will be drawn down, and deferred financing costs related to sale and leaseback agreements are included in other assets at cost and are amortized on a straight-line basis over the term of the related financing agreements.

CAE Year-End Financial Results 2016 | 14

Notes to the Consolidated Financial Statements

Accounts payable and accrued liabilities

Accounts payable and accrued liabilities are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

Provisions

Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognized for future operating losses. Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as a finance expense. When there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole.

Long-term debt

Long-term debt is recognized initially at fair value, net of transaction costs incurred. They are subsequently stated at amortized cost. Any difference between the proceeds, net of transaction costs, and the redemption value is recognized in income over the period of borrowings using the effective interest method.

Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In these cases, the fee is deferred until the drawdown occurs. To the extent that there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalized as a pre-payment for liquidity services and amortized over the period of the facility to which it relates.

Share capital

Common shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

When share capital recognized as equity is repurchased, the amount of the consideration paid, which includes directly attributable costs, net of tax, is recognized as a deduction from equity.

Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable. Revenue is recognized when the amount can be reliably measured, when it is probable that future economic benefits will flow to the Company and when specific criteria have been met for each of the categories, as described below.

Multiple component arrangements

The Company sometimes enters into multiple component revenue arrangements, which may include a combination of design, engineering and manufacturing of flight simulators and other products, as well as the provision of training services, spare parts and maintenance. When a single sales transaction requires the delivery of more than one product or service (multiple components), the revenue recognition criteria are applied to the separately identifiable components. A component is considered separately identifiable if the delivered item has value to the customer on a stand-alone basis and the fair value associated with the product or service can be reliably measured.

The allocation of the revenue from a multiple component arrangement is based on the fair value of each element in relation to the fair value of the arrangement as a whole.

The Company's revenues can be divided into two main accounting categories: construction contracts and sales of goods and services.

Construction contracts

A construction contract is a contract specifically negotiated for the construction of an asset or of a group of assets, which are interrelated in terms of their design, technology, function, purpose or use. According to its characteristics, a construction contract can be accounted for separately, be segmented into several components which are each accounted for separately, or be combined with another construction contract in order to form a single construction contract for accounting purposes in respect of which revenues and expense will be recognized.

Revenue from construction contracts for the design, engineering and manufacturing of specifically designed training devices is recognized using the percentage-of-completion method when it is probable that the economic benefits associated with the contract will flow to the Company, the revenue, contract costs to complete and the stage of contract completion at the end of the reporting period can be reliably measured and when the contract costs can be clearly identified and reliably measured so that actual contract costs incurred can be compared with prior estimates. The stage of completion is measured by reference to the contract costs incurred up to the end of the reporting period as a percentage of total estimated costs for each contract. When the criteria to use the percentage‑of‑completion method are not met, construction contract revenue is recognized to the extent of the contract costs incurred that are likely to be recoverable.

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

Provisions for estimated contract losses are recognized in the period in which the loss is determined. Contract losses are measured at the amount by which the estimated total costs exceed the estimated total revenue from the contract. Warranty provisions are recorded when revenue is recognized based on past experience.

The cumulative amount of costs incurred and profit recognized, reduced by losses and progress billing, is determined on a contract‑by‑contract basis. If this amount is positive it is classified in contracts in progress: assets. If this amount is negative it is classified in contracts in progress: liabilities.

Post-delivery customer support is billed separately, and revenue is recognized over the support period.

Sales of goods and services

Standardized training devices

Revenue from contracts for the construction of standardized training devices is recognized primarily on the training devices’ date of completion when the significant risks and rewards of ownership associated to the training devices are transferred to the customer and the Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the training devices sold.

Software arrangements

Revenue from off-the-shelf software sales is recognized when delivery has occurred. Revenue from fixed-price software arrangements and software customization contracts that require significant production, modification, or customization of software is recognized using the percentage-of-completion method.

Spare parts

Revenue from the sale of spare parts is primarily recognized upon shipment to the customer. Upon shipment, the significant risks and rewards of ownership of the goods are transferred and the Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold.

Product maintenance

Revenue from maintenance contracts is generally recognized on the basis of the percentage-of-completion of the transaction.

Training and consulting services

Revenue from training and consulting services is recognized as the services are rendered.

For flight schools, cadet training courses are offered mainly by way of ground school and live aircraft flight. During the ground school phase, revenue is recognized in income on a straight-line basis, while during the live aircraft flight phase, revenue is recognized based on actual flight hours.

Other

Sales incentives to customers

The Company may provide sales incentives in the form of discounts and volume rebates, these incentives are recorded as a reduction of revenues.

Non-monetary transactions

The Company may also enter into sales arrangements where little or no monetary consideration is involved. The non-monetary transactions are measured at the more reliable measure of the fair value of the asset given up and fair value of the asset received.

Deferred revenue

Cash payments received or advances currently due pursuant to contractual arrangements, with the exception of those related to construction contracts, are recorded as deferred revenue until all of the foregoing conditions of revenue recognition have been met.

Employee benefits

Defined benefit pension plans

The Company maintains defined benefit pension plans that provide benefits based on length of service and final average earnings.

The defined benefit asset or liability comprises the present value of the defined benefit obligation at the reporting date less the fair value of plan assets out of which the obligations are to be settled. The defined benefit obligations are actuarially determined for each plan using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash flows using the interest rate of high-quality corporate bonds that are denominated in the currency in which the benefit will be paid and that have terms to maturity approximating the terms of the related pension obligation. In countries where there is no deep market in such bonds, the market rates on government bonds are used.

CAE Year-End Financial Results 2016 | 16

Notes to the Consolidated Financial Statements

The value of any employee benefit asset recognized is restricted to the present value of any economic benefits available in the form of refunds from the plan or reductions in the future contributions to the plan (asset ceiling test). Minimum funding requirements may give rise to an additional liability to the extent that they require paying contributions to cover an existing shortfall. Plan assets can only be used to fund employee benefits, are not available to the creditors of the Company, nor can they be paid directly to the Company. Fair value of plan assets is based on market price information.

The Company determines the net pension cost of its Canadian defined benefit plans utilizing individual discount rates derived from the yield curve used to measure the defined benefit obligations at the beginning of the year. For the other defined benefit plans, the Company utilises a single weighted average discount rate derived from the yield curve used to measure the defined benefit obligations at the beginning of the year.

Actuarial gains and losses arising from experience adjustments, changes in actuarial assumptions and the effect of any asset ceiling and minimum liability are recognized to OCI in the period in which they arise. Past service costs are recognized as an expense as incurred at the earlier of when the plan amendment or curtailment occurs and when the entity recognizes related termination benefits.

Defined contribution pension plans

The Company also maintains defined contribution plans for which the Company pays fixed contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The Company has no legal or constructive obligation to pay further amounts if the fund does not hold sufficient assets to pay the benefits to all employees. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in income as the services are provided.

Termination benefits

Termination benefits are recognized as an expense when the Company is demonstrably committed, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. Termination benefits for voluntary redundancies are recognized as an expense, if the Company has made an offer of voluntary redundancy, based on the number of employees expected to accept the offer. Benefits falling due more than 12 months after the reporting date are discounted to their present value.

Share-based payment transactions

The Company’s share-based payment plans consist of two categories: the Employee Stock Option Plan (ESOP), which qualifies as an equity-settled share-based payment plan; and the Employee Stock Purchase Plan (ESPP), Deferred Share Unit (DSU) plan, Long‑Term Incentive Time Based plans and Long-Term Incentive Performance Based plans which qualify as cash-settled share‑based payments plans. Time Based plans include the Long-Term Incentive – Deferred Share Unit (LTI-DSU) plan and the Long-Term Incentive – Time Based Restricted Share Unit (LTI-TB RSU) plan. Performance Based plans include the Long-Term Incentive – Restricted Share Unit (LTI-RSU) plan and the Long-Term Incentive – Performance Share Unit (LTI-PSU) plan.

For both categories, the fair value of the employee services received in exchange is recognized as an expense in income. Service and non-market performance conditions attached to the transactions are not taken into account in determining fair value.

For the equity-settled plan, the cost of equity-settled transactions is measured at fair value using the Black-Scholes option pricing model. The compensation expense is measured at the grant date and recognized over the service period with a corresponding increase to contributed surplus. The cumulative expenses recognized for equity-settled transactions at each reporting date represents the extent to which the vesting period has expired and management’s best estimate of the number of equity instruments that will ultimately vest. For options with graded vesting, each tranche is considered a separate grant with a different vesting date and fair value, and each tranche is accounted for separately. When the options are exercised, the Company issues new shares and the proceeds received net of any directly attributable transaction costs are credited to share capital.

For cash-settled plans, a corresponding liability is recognized. The fair value of employee services received is calculated by multiplying the number of units expected to vest with the fair value of one unit as of grant date based on the market price of the Company’s common shares. The fair value of the ESPP is a function of the Company’s contributions. Until the liability is settled, the Company re-measures the fair value of the liability at the end of each reporting period and at the date of settlement, with any changes in fair value recognized in income for the period. The Company has entered into equity swap agreements with three major Canadian financial institutions in order to reduce its earnings exposure related to the fluctuation in the Company’s share price relating to the DSU, LTI-DSU and LTI-TB RSU programs.

Current and deferred income tax

Income tax expense comprises current and deferred tax. An income tax expense is recognized in income except to the extent that it relates to items recognized in OCI or directly in equity, in which case it is recognized in OCI or directly in equity, respectively.

Current tax is the amount expected to be paid or recovered from taxation authorities on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date in the countries where the Company and its subsidiaries operate and generate taxable income, and any adjustment to tax payable or receivable in respect of previous years.

Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions, where appropriate, on the basis of amounts expected to be paid to the tax authorities.

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

Deferred tax is recognized using the balance sheet liability method, providing for temporary differences between the tax bases of assets or liabilities and their carrying amounts in the consolidated financial statements.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, and jointly controlled entities, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax is measured on an undiscounted basis at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets are recognized for all deductible temporary differences and carry forward of unused tax losses. The recognition of deferred tax assets are limited to the amount which is probable to be realized.

Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that a recognized deferred tax asset will be realized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that an unrecognized deferred tax asset will be realized.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different taxable entities which intend to settle current tax liabilities and assets on a net basis or if their tax assets and liabilities will be realized simultaneously.

Taxes on income in the interim periods are accrued by jurisdiction using the effective tax rate that would be applicable to expected total annual profit or loss of the jurisdiction.

Investment tax credits

Investment tax credits (ITCs) arising from R&D activities are deducted from the related costs and are accordingly included in the determination of net income when there is reasonable assurance that the credits will be realized. ITCs arising from the acquisition or development of property, plant and equipment and capitalized development costs are deducted from the cost of those assets with amortization calculated on the net amount. Investment tax credits expected to be recovered beyond 12 months are classified in Other assets.

Earnings per share

Earnings per share is calculated by dividing the net income for the period attributable to the common shareholders of the Company by the weighted average number of common shares outstanding during the period. The diluted weighted average number of common shares outstanding is calculated by taking into account the dilution that would occur if the securities or other agreements for the issuance of common shares were exercised or converted into common shares at the later of the beginning of the period or the issuance date unless it is anti-dilutive. The treasury stock method is used to determine the dilutive effect of the stock options. The treasury stock method is a method of recognizing the use of proceeds that could be obtained upon the exercise of options in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common shares at the average market price during the period. Only the Company’s stock options have a dilutive potential on common shares.

Government assistance

Government contributions are recognized when there is reasonable assurance that the contributions will be received and all attached conditions will be complied with by the Company. Government assistance related to the acquisition of intangible assets is recorded as a reduction of the cost of the related asset while government assistance related to current expenses is recorded as a reduction of the related expenses.

The Company benefits from investment tax credits that are deemed to be equivalent to government contributions. Contributions are received for Project New Core Markets from Investissement Québec (IQ) for costs incurred in R&D programs. Contributions were received in previous fiscal years for Project Phoenix from Industry Canada under the Technology Partnerships Canada (TPC) program and from IQ.

Project New Core Markets and Project Phoenix require the Company to pay royalties. The obligation to pay royalties, recognized as royalty obligations, is recorded when the contribution is receivable and is estimated based on future projections. The obligation is discounted using the prevailing market rates of interest, at that time, for a similar instrument (similar as to currency, term, type of interest rate, guarantees or other factors) with a similar credit rating. The current portion is included as part of accrued liabilities. The difference between government contributions and the discounted value of royalty obligations is accounted for as a government assistance which is recognized as a reduction of related expenses or as a reduction of the cost of the related asset.

The Company recognizes the Government of Canada’s participation in Project Falcon and Project Innovate as interest-bearing long‑term debt. The initial measurement of the accounting liability is discounted using the prevailing market rates of interest, at that time, for a similar instrument (similar as to currency, term, type of interest rate, guarantees or other factors) with a similar credit rating. The difference between the face value of the long-term obligation and the discounted value of the long-term obligation is accounted for as a government contribution which is recognized as a reduction of costs or as a reduction of capitalized expenditures.

CAE Year-End Financial Results 2016 | 18

Notes to the Consolidated Financial Statements

Use of judgements, estimates and assumptions

The preparation of the consolidated financial statements requires the Company’s management (management) to make judgements, estimates and assumptions that affect the application of accounting policies, the reported amounts of assets and liabilities and disclosures at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses for the period reported. It also requires management to exercise its judgement in applying the Company’s accounting policies. The areas involving a high degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed below. Actual results could differ from those estimates. Changes will be reported in the period in which they are identified.

As at April 1, 2015, the Company has refined the method to estimate the cost of the Canadian defined benefit pension plans and the present value of the employee benefit obligations. In prior years, the net pension cost was estimated utilizing a single weighted average discount rate derived from the yield curve used to measure the defined benefit obligations at the beginning of the year. Under the refined method, individual discount rates are derived from the same yield curve, which reflect the different timing of benefit payments. This change in accounting estimate is accounted for prospectively. This change does not significantly affect the measurement of the employee benefit obligations and the total net pension plan cost compared to the previous method.

Business combinations

Business combinations are accounted for in accordance with the acquisition method. The consideration transferred and the acquiree’s identifiable assets, liabilities and contingent liabilities are measured at their fair value. Depending on the complexity of determining these valuations, the Company either consults with independent experts or develops the fair value internally by using appropriate valuation techniques which are generally based on a forecast of the total expected future net discounted cash flows. These evaluations are linked closely to the assumptions made by management regarding the future performance of the related assets and the discount rate. Contingent consideration is measured at fair value using a discounted cash flow model.

Development costs

Development costs are recognized as intangible assets and are amortized over their useful lives when they meet the criteria for capitalization. Forecasted revenue and profitability for the relevant projects are used to assess compliance with the capitalization criteria and to assess the recoverable amount of the assets.

Impairment of non-financial assets

The Company’s impairment test for goodwill is based on internal estimates (level 3) of fair value less costs of disposal calculations and uses valuation models such as the discounted cash flows model. Key assumptions which management has based its determination of fair value less costs of disposal include estimated growth rates, post-tax discount rates and tax rates. These estimates, including the methodology used, can have a material impact on the respective values and ultimately the amount of any goodwill impairment.

Likewise, whenever property, plant and equipment and intangible assets are tested for impairment, the determination of the assets’ recoverable amount involves the use of estimates by management and can have a material impact on the respective values and ultimately the amount of any impairment.

See Note 21 for further details regarding assumptions used.

Revenue recognition

The percentage-of-completion method requires the Company to estimate the work performed to date as a proportion of the total work to be performed. Management conducts monthly reviews of its estimated costs to complete, percentage-of-completion estimates and revenue and margins recognized, on a contract-by-contract basis. The impact of any revisions in cost and revenue estimates is reflected in the period in which the need for a revision becomes known.

Defined benefit pension plans

The cost of defined benefit pension plans and the present value of the employee benefit obligations are determined using actuarial valuations. Actuarial valuations involve, amongst others, making assumptions about discount rates, future salary increases and mortality rates. All assumptions are reviewed at each reporting date. Any changes in these assumptions will impact the carrying amount of the employee benefit obligations and the cost of the defined benefit pension plans. In determining the appropriate discount rate, management considers the interest rates of high quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related pension liability. The mortality rate is based on publicly available mortality tables for the specific country. Future salary increases and pension increases are based on expected future inflation rates for the specific country.

Other key assumptions for pension obligations are based, in part, on current market conditions. See Note 15 for further details regarding assumptions used.

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

Government assistance repayments

In determining the amount of repayable government assistance, assumptions and estimates are made in relation to discount rates, expected revenues and the expected timing of revenues. Revenue projections take into account past experience and represent management’s best estimate about the future. Revenues after a five-year period are extrapolated using estimated growth rates, ranging from 5% to 15%, over the period of repayments. The estimated repayments are discounted using average rates ranging from 7% to 9.5% based on terms of similar financial instruments. These estimates, along with the methodology used to derive the estimates, can have a material impact on the respective values and ultimately any repayable obligation in relation to government assistance. A 1% increase to the growth rates would increase the royalty obligation at March 31, 2016 by approximately $4.5 million (2015 − $9.9 million).

Share-based payments

The Company measures the cost of cash and equity-settled transactions with employees by reference to the fair value of the related instruments at the date at which they are granted. Estimating fair value for share-based payments requires determining the most appropriate valuation model for a grant, which depends on the terms and conditions of the grant. This also requires making assumptions and determining the most appropriate inputs to the valuation model including the expected life of the option, volatility and dividend yield.

Income taxes

The Company is subject to income tax laws in numerous jurisdictions. Judgement is required in determining the worldwide provision for income taxes. The determination of tax liabilities and assets involves uncertainties in the interpretation of complex tax regulations. The Company provides for potential tax liabilities based on the weighted average probability of the possible outcomes. Differences between actual results and those estimates could have an effect on the income tax liabilities and deferred tax liabilities in the period in which such determinations are made.

Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against the losses that can be utilized. Significant management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies. The recorded amount of total deferred tax assets could be altered if estimates of projected future taxable income and benefits from available tax strategies are lowered, or if changes in current tax regulations are enacted that impose restrictions on the timing or extent of the Company’s ability to utilize future tax benefits.

Leases

The classification as either finance or operating lease is based on management’s judgement of the application of criteria provided in IAS 17 – Leases and on the substance of the lease arrangement. Most of the Company’s arrangements accounted for as operating leases are in relation to buildings and flight simulators. With regards to certain aircraft used in the Company’s live training operations, management has concluded that the undiscounted lease rental payments in the amount of $265.1 million associated with the lease convention to these aircraft should be accounted for as an off balance sheet arrangement as it is offset by a reciprocal arrangement with a third party and is non-recourse to CAE.

CAE Year-End Financial Results 2016 | 20

Notes to the Consolidated Financial Statements

NOTE 2 – cHANGES IN ACCOUNTING POLICIES

New and amended standards adopted by the Company

The amendments to IFRS effective for the fiscal year 2016 have no material impact on the Company’s consolidated financial statements.

New and amended standards not yet adopted by the Company

IFRS 9 - Financial Instruments

In July 2014, the IASB released the final version of IFRS 9 - Financial Instruments replacing IAS 39 - Financial Instruments: Recognition and Measurement. IFRS 9 introduces a revised approach for the classification of financial assets based on the characteristics of the contractual cash flows of the financial assets and the business model in which financial assets are held. IFRS 9 also introduces a new hedge accounting model that is more closely aligned with risk-management activities. The new standard supersedes all previous versions of IFRS 9 and completes the IASB’s project to replace IAS 39. IFRS 9 is effective for annual periods beginning on April 1, 2018 for the Company, with earlier application permitted. The Company is currently evaluating the impact of the new standard on its consolidated financial statements.

IFRS 15 - Revenue from contracts with customers

In May 2014, the IASB released IFRS 15 - Revenue from Contracts with Customers. The core principle of the new standard is to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. The new standard also intends to enhance disclosures on revenue. IFRS 15 supersedes IAS 11 - Construction Contracts and IAS 18 - Revenue and related interpretations. IFRS 15 is effective for annual periods beginning on April 1, 2018 for the Company, with earlier application permitted. The Company is currently evaluating the impact of the new standard on its consolidated financial statements.

IFRS 16 - Leases

In January 2016, the IASB released IFRS 16, Leases. The new standard eliminates the classification of leases as either operating or finance leases and introduces a single accounting model for the lessee under which a lease liability and a right-of-use asset is recognized for all leases with a term of more than 12 months. IFRS 16 also substantially carries forward the lessor accounting requirements; accordingly, a lessor continues to classify its leases as operating leases or finance leases. IFRS 16 supersedes
IAS 17 - Leases and related interpretations. IFRS 16 is effective for annual periods beginning on April 1, 2019 for the Company, with earlier application permitted for companies that also apply IFRS 15. The Company is currently evaluating the impact of the new standard on its consolidated financial statements.

NOTE 3 – Net assets held for sale and discontinued operations

The Company decided to divest of its mining division following the decision to focus its resources and capital investment in targeted growth opportunities in its three core markets: Civil Aviation Training Solutions, Defence and Security and Healthcare. The related assets and liabilities have been presented as held for sale.

On July 24, 2015, the Company completed the sale of its mining division known as Datamine for an amount totaling $31.2 million including the finalization of the working capital adjustment and excluding a potential consideration of up to $10.0 million that is contingent on certain financial results being met. Remaining as held for sale are certain net assets excluded from the transaction, consisting mainly of inventories.

The assets and liabilities classified as held for sale are as follows:

	2016	2015
Current assets(1)	$1.4	$15.8
Intangible assets	-	42.9
Other non-current assets	0.2	2.5
Assets held for sale	$1.6	$61.2
Current liabilities	$0.1	$12.9
Other non-current liabilities	-	1.3
Liabilities held for sale	$0.1	$14.2
Net assets held for sale	$1.5	$47.0
(1) Includes cash and cash equivalents.

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

Analysis of the result of discontinued operations is as follows:

(amounts in millions)	2016	2015
Revenue	$9.7	$34.6
Expenses	10.9	31.4
(Loss) earnings before income taxes and measurement to fair value and disposal	$(1.2)	$3.2
Income tax (recovery) expense	(0.7)	1.7
(Loss) earnings before measurement to fair value and disposal	$(0.5)	$1.5
Loss on measurement to fair value and disposal	(10.4)	(1.0)
Income tax recovery on measurement to fair value and disposal	1.3	0.1
(Loss) earnings from discontinued operations	$(9.6)	$0.6

(amounts in millions)	2016	2015
Net cash provided by (used in) operating activities	$4.0	$(1.6)
Net cash used in investing activities	(0.7)	(2.6)
Net cash used in financing activities	(0.1)	-

NOTE 4 – BUSINESS COMBINATIONS

On September 30, 2015, the Company acquired the assets of Bombardier’s Military Aviation Training business (BMAT), a defence training system integrator for a total purchase consideration of $19.8 million, excluding purchase price adjustments. This acquisition strengthens CAE’s core capabilities as a virtual and live training system integrator and further expands its offering into support for live flying training of future military pilots. Total acquisition costs relating to BMAT amount to $1.3 million and were included in selling, general and administrative expenses in the consolidated income statement.

The preliminary determination of the fair value of the identifiable assets acquired and liabilities assumed is included in the table below. The fair value of the acquired identifiable intangible assets and goodwill of $68.8 million is provisional until the valuation for those assets are finalized. The preliminary goodwill of $49.2 million arising from the acquisition of BMAT is attributable to the advantages gained, which include:

−     Expansion of CAE’s offering into support for live flying training;

−     Know-how as a training system integrator;

−     Experienced workforce with subject matter expertise.

The fair value and the gross contractual amount of the acquired accounts receivable were $2.6 million.

The revenue and segment operating income included in the consolidated income statement from BMAT since the acquisition date is               $52.0 million and $6.1 million respectively. Had BMAT been consolidated from April 1, 2015, the consolidated income statement would have shown revenue and segment operating income of $93.5 million and $8.8 million respectively. These pro-forma amounts are estimated based on the operations of the acquired business prior to the business combination by the Company. The amounts are provided as supplemental information and are not indicative of the Company’s future performance.

Net assets acquired and liabilities assumed arising from the acquisition are as follows:

Total
Current assets (1)	$20.0
Current liabilities	(63.1)
Non-current assets	5.7
Intangible assets (2)	68.8
Deferred tax	17.9
Non-current liabilities	(69.3)
Fair value of net liabilities assumed, excluding cash and cash equivalents	$(20.0)
Cash and cash equivalents acquired	37.4
Fair value of net assets acquired	$17.4
Purchase price adjustment receivable	5.4
Total purchase consideration, settled in cash	$22.8
Additional consideration related to previous fiscal years' acquisitions	0.7
Total cash consideration	$23.5

(1) Excluding cash on hand.
(2) This goodwill is partially deductible for tax purposes.

The net assets, including goodwill, of BMAT are included in the Defence and Security segment.

Notes to the Consolidated Financial Statements

NOTE 5 – ACCOUNTS RECEIVABLE

Accounts receivable are carried on the consolidated statement of financial position net of allowance for doubtful accounts. This provision is established based on the Company’s best estimates regarding the ultimate recovery of balances for which collection is uncertain. Uncertainty of ultimate collection may become apparent from various indicators, such as a deterioration of the credit situation of a given client and delay in collection beyond the contractually agreed upon payment terms. Management regularly reviews accounts receivable, monitors past due balances and assesses the appropriateness of the allowance for doubtful accounts.

Details of accounts receivable are as follows:

(amounts in millions)	2016	2015
Current trade receivables	$187.8	$170.6
Past due trade receivables
1-30 days	35.7	52.9
31-60 days	20.2	10.9
61-90 days	17.5	12.8
Greater than 90 days	48.9	58.9
Allowance for doubtful accounts	(15.7)	(15.6)
Total trade receivables	$294.4	$290.5
Accrued receivables	110.2	103.0
Receivables from related parties (Note 33)	42.6	28.7
Other receivables	52.8	45.8
Total accounts receivable	$500.0	$468.0

Changes in the allowance for doubtful accounts are as follows:
(amounts in millions)	2016	2015
Allowance for doubtful accounts, beginning of year	$(15.6)	$(13.8)
Additions (Note 31)	(3.5)	(7.4)
Amounts charged off	1.9	1.5
Unused amounts reversed (Note 31)	2.1	3.5
Exchange differences	(0.6)	0.3
Transferred to assets held for sale	-	0.3
Allowance for doubtful accounts, end of year	$(15.7)	$(15.6)

NOTE 6 – inventories

(amounts in millions)	2016	2015
Work in progress	$154.6	$137.2
Raw materials, supplies and manufactured products	123.7	100.1
	$278.3	$237.3

The amount of inventories recognized as cost of sales is as follows:

(amounts in millions)	2016	2015
Work in progress	$64.2	$110.4
Raw materials, supplies and manufactured products	91.7	79.8
	$155.9	$190.2

 | CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

NOTE 7 – Property, plant and equipment

						Assets
		Buildings		Machinery	Aircraft and	under	Assets
		and		and	aircraft	finance	under
(amounts in millions)	Land	improvements	Simulators	equipment	engines	lease	construction	Total
Net book value at March 31, 2014	$26.5	$192.2	$739.6	$52.4	$16.8	$157.6	$156.1	$1,341.2
Additions	0.1	0.4	31.2	16.6	6.6	-	89.3	144.2
Disposals of subsidiaries	-	(0.6)	(0.6)	(0.3)	(5.8)	-	-	(7.3)
Acquisition of assets under
finance lease	-	-	-	-	-	17.8	-	17.8
Disposals	(3.8)	(1.4)	(0.3)	-	(0.9)	-	-	(6.4)
Depreciation	-	(15.5)	(58.4)	(15.5)	(2.2)	(16.5)	-	(108.1)
Transfers and others	-	16.2	124.9	0.1	4.6	3.2	(141.9)	7.1
Exchange differences	1.2	10.5	44.7	0.3	-	12.2	5.1	74.0
Transferred to assets held for sale	-	-	-	(1.3)	-	-	-	(1.3)
Net book value at March 31, 2015	$24.0	$201.8	$881.1	$52.3	$19.1	$174.3	$108.6	$1,461.2
Additions	-	8.1	12.1	12.9	5.5	-	79.2	117.8
Acquisition of subsidiaries	-	-	-	0.4	-	-	-	0.4
Disposals	-	-	(4.5)	(0.1)	(0.1)	(3.2)	-	(7.9)
Depreciation	-	(16.4)	(67.4)	(17.5)	(2.4)	(17.8)	-	(121.5)
Impairment (Note 21)	-	-	(1.7)	-	-	-	-	(1.7)
Transfers and others	-	3.4	82.4	1.2	-	(5.7)	(91.0)	(9.7)
Exchange differences	0.1	2.7	23.9	1.5	-	5.9	0.4	34.5
Net book value at March 31, 2016	$24.1	$199.6	$925.9	$50.7	$22.1	$153.5	$97.2	$1,473.1

						Assets
		Buildings		Machinery	Aircraft and	under	Assets
		and		and	aircraft	finance	under
(amounts in millions)	Land	improvements	Simulators	equipment	engines	lease	construction	Total
Cost	$24.0	$356.1	$1,214.7	$226.6	$23.6	$292.2	$108.6	$2,245.8
Accumulated depreciation	-	(154.3)	(333.6)	(174.3)	(4.5)	(117.9)	-	(784.6)
Net book value at March 31, 2015	$24.0	$201.8	$881.1	$52.3	$19.1	$174.3	$108.6	$1,461.2
Cost	$24.1	$372.3	$1,316.4	$236.8	$29.8	$287.3	$97.2	$2,363.9
Accumulated depreciation	-	(172.7)	(390.5)	(186.1)	(7.7)	(133.8)	-	(890.8)
Net book value at March 31, 2016	$24.1	$199.6	$925.9	$50.7	$22.1	$153.5	$97.2	$1,473.1

As at March 31, 2016, the average remaining amortization period for full-flight simulators is 11.4 years (2015 – 11.6 years).

As at March 31, 2016, bank borrowings are collateralized by property, plant and equipment for a value of $59.7 million
(2015 – $13.6 million).

The Company leases some of its property, plant and equipment to third parties, the future minimum lease payments receivable under these non-cancellable operating leases are as follows:

(amounts in millions)	2016	2015
No later than 1 year	$16.3	$18.6
Later than 1 year and no later than 5 years	45.2	45.9
Later than 5 years	29.3	25.8
	$90.8	$90.3

As at March 31, 2016, the net book value of simulators leased out to third parties is $38.0 million (2015 – $31.8 million).

Notes to the Consolidated Financial Statements

Assets under finance lease, by category, with lease terms between April 2016 and October 2036, are as follows:

(amounts in millions)	2016	2015
Simulators
Cost	$221.3	$228.3
Accumulated depreciation	(113.3)	(100.9)
Net book value	$108.0	$127.4
Buildings
Cost	$66.0	$63.9
Accumulated depreciation	(20.5)	(17.0)
Net book value	$45.5	$46.9
Total net book value	$153.5	$174.3

NOTE 8 – intangible assets

		Capitalized		ERP and		Other
Goodwill		development	Customer	other		intangible
(amounts in millions)	(Note 21)	costs	relationships	software	Technology	assets	Total
Net book value at March 31, 2014	$502.5	$134.0	$115.1	$64.4	$22.5	$32.2	$870.7
Additions – internal development	-	41.5	-	19.9	-	-	61.4
Additions – acquired separately	-	-	1.7	-	0.7	0.5	2.9
Disposals of subsidiaries	(2.2)	-	(3.1)	-	-	(1.3)	(6.6)
Amortization	-	(16.7)	(14.4)	(13.1)	(3.9)	(2.7)	(50.8)
Transfers and others	-	(5.4)	(0.2)	(2.3)	(0.1)	(0.4)	(8.4)
Exchange differences	14.0	0.9	(0.1)	0.9	2.1	0.6	18.4
Transferred to assets held for sale	(26.9)	(10.5)	(2.5)	-	(2.3)	(0.7)	(42.9)
Net book value at March 31, 2015	$487.4	$143.8	$96.5	$69.8	$19.0	$28.2	$844.7
Additions – internal development	-	35.6	-	15.6	-	-	51.2
Additions – acquired separately	-	-	1.9	-	-	0.8	2.7
Acquisition of subsidiaries (Note 4)	49.2	-	15.4	-	4.2	-	68.8
Amortization	-	(18.7)	(16.1)	(15.1)	(6.4)	(2.8)	(59.1)
Loss on measurement
to fair value (Note 3)	-	(4.3)	-	-	-	-	(4.3)
Transfers and others	-	0.4	(0.2)	(0.2)	(0.2)	-	(0.2)
Exchange differences	20.0	0.4	3.2	0.1	0.7	1.0	25.4
Net book value at March 31, 2016	$556.6	$157.2	$100.7	$70.2	$17.3	$27.2	$929.2

		Capitalized		ERP and		Other
	development		Customer	other		intangible
(amounts in millions)	Goodwill	costs	relationships	software	Technology	assets	Total
Cost	$487.4	$212.9	$158.4	$149.3	$45.8	$55.4	$1,109.2
Accumulated amortization	-	(69.1)	(61.9)	(79.5)	(26.8)	(27.2)	(264.5)
Net book value at March 31, 2015	$487.4	$143.8	$96.5	$69.8	$19.0	$28.2	$844.7
Cost	$556.6	$241.9	$179.4	$159.4	$50.6	$57.8	$1,245.7
Accumulated amortization	-	(84.7)	(78.7)	(89.2)	(33.3)	(30.6)	(316.5)
Net book value at March 31, 2016	$556.6	$157.2	$100.7	$70.2	$17.3	$27.2	$929.2

For the year ended March 31, 2016, amortization of $38.5 million (2015 – $34.1 million) has been recorded in cost of sales,
$19.0 million (2015 – $15.3 million) in research and development expenses and $1.6 million (2015 – $1.4 million) in selling, general and administrative expenses.

As at March 31, 2016, the average remaining amortization period for the capitalized development costs is 6.4 years
(2015 – 5.8 years).

The categories of capitalized development costs and ERP and other software both primarily consist of internally generated intangible assets.

The Company has no indefinite life intangible assets other than goodwill.

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

NOTE 9 – Other assets

(amounts in millions)			2016	2015
Restricted cash			$27.0	$23.7
Prepaid rent to a portfolio investment			22.7	55.0
Investment in a portfolio investment			1.6	1.6
Advances to a portfolio investment			46.9	47.7
Non-current receivables			122.6	117.2
Investment tax credits			199.1	159.5
Deferred financing costs			2.4	3.1
Other			10.8	8.4
			$433.1	$416.2

The present value of future minimum lease payment receivables, included in the current and non-current receivables is as follows:

(amounts in millions)			2016	2015
Gross investment in finance lease contracts			$174.9	$164.0
Less: unearned finance income			72.7	69.1
Less: discounted unguaranteed residual values of leased assets			5.2	4.0
Present value of future minimum lease payment receivables			$97.0	$90.9

Future minimum lease payments from investments in finance lease contracts to be received are as follows:

(amounts in millions)		2016		2015
		Present value of		Present value of
	Gross	future minimum	Gross	future minimum
	Investment	lease payments	Investment	lease payments
No later than 1 year	$11.0	$5.2	$7.2	$3.9
Later than 1 year and no later than 5 years	39.5	16.4	35.9	14.3
Later than 5 years	124.4	75.4	120.9	72.7
	$174.9	$97.0	$164.0	$90.9

NOTE 10 – ACCOUNTs PAYABLE AND ACCRUED LIABILITIES

(amounts in millions)	2016	2015
Accounts payable trade	$304.5	$276.0
Accrued liabilities	327.5	305.3
Deferred revenue	172.0	128.8
Amounts due to related parties (Note 33)	20.1	13.9
Current portion of royalty obligations	8.7	8.7
	$832.8	$732.7

Notes to the Consolidated Financial Statements

NOTE 11 – contracts IN PROGRESS

(amounts in millions)	2016	2015
Contracts in progress: assets	$339.1	$309.8
Contracts in progress: liabilities	(174.7)	(154.6)
Contracts in progress: net assets	$164.4	$155.2

Details of contracts in progress are as follows:

(amounts in millions)	2016	2015
Aggregate amount of costs incurred plus recognized
profits (less recognized losses) to date	$3,581.1	$3,411.9
Less: progress billings	3,416.7	3,256.7
Contracts in progress: net assets	$164.4	$155.2

Advances received from customers on construction contracts related to work not yet commenced amounts to $18.4 million at
March 31, 2016 (2015 – $11.4 million). Construction contracts revenue recognized in fiscal 2016 amounts to $888.9 million
(2015 – $824.4 million).

NOTE 12 – provisionS

Restoration and simulator removal

In certain situations, simulators are installed at locations that are not owned by the Company. In some of these cases, the Company has an obligation to dismantle and remove the simulators from these sites and to restore the location to its original condition. A provision is recognized for the present value of estimated costs to be incurred to dismantle and remove the simulators from these sites and restore the location. The provision also includes amounts relating to leased land and building where restoration costs are contractually required at the end of the lease. Where such costs arise as a result of capital expenditure, these restoration costs are also capitalized.

Restructuring

Restructuring costs consist mainly of severances and other related costs.

Legal claims

The amount represents a provision for certain legal claims brought against the Company. The corresponding charge is recognized in income within selling, general and administrative expenses or other gains – net. Management’s best estimate is that the outcome of these legal claims will not give rise to any significant loss beyond the amounts provided at March 31, 2016.

Warranties

A provision is recognized for expected warranty claims on products sold based on past experience of the level of repairs and returns. It is expected that most of these costs will be incurred in the next financial year. Assumptions used to calculate the provision for warranties were based on current sales levels and current information available about returns based on the warranty period of products sold.

Contingent consideration

A provision is recognized for contingent consideration arising from business combinations when the proceeds include a contingent consideration arrangement.

Changes in provisions are as follows:

Restoration					Contingent
(amounts in millions)	and removal	Restructuring	Legal	Warranties	consideration	Other	Total
Total provisions, beginning of year	$5.9	$4.7	$0.5	$5.3	$1.5	$4.2	$22.1
Additions	0.4	30.1	1.9	9.7	-	-	42.1
Amounts used	-	(11.3)	(0.1)	(8.2)	(1.0)	(2.1)	(22.7)
Unused amounts reversed	(0.6)	(1.2)	-	-	-	-	(1.8)
Exchange differences	(0.1)	0.1	0.1	0.1	0.1	0.2	0.5
Total provisions, end of year	$5.6	$22.4	$2.4	$6.9	$0.6	$2.3	$40.2
Less: current portion	0.3	18.1	2.1	6.9	0.3	2.3	30.0
Long-term portion	$5.3	$4.3	$0.3	$-	$0.3	$-	$10.2

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

NOTE 13 – DEBT FACILITIES

Long-term debt, net of transaction costs is as follows:

(amounts in millions)	2016	2015
Total recourse debt	$1,214.5	$1,225.8
Total non-recourse debt (1)	58.4	54.0
Total long-term debt	$1,272.9	$1,279.8
Less: current portion of long-term debt	98.5	33.7
Less: current portion of finance leases	20.8	21.8
	$1,153.6	$1,224.3
(1) Non-recourse debt is a debt in a subsidiary for which recourse is limited to the assets, equity, interest and undertaking of such subsidiary and not CAE Inc.

Details of the recourse debt are as follows:

(amounts in millions)		2016	2015
(i)	Senior notes ($125.0 and US$225.0 maturing between December 2019 and December 2027), floating interest rates based on bankers’ acceptances rate plus a spread on $50.0 million and interest rate ranging from 3.59% and 4.15% for remaining $75.0 and US$225.0	$416.8	$410.4
(ii)	Senior notes ($15.0 and US$45.0 maturing in June 2016 and US$60.0 maturing in June 2019), average blended rate of 7.16% payable semi-annually in June and December	149.2	145.9
(iii)	Senior notes (US$100.0 maturing in August 2021 and US$50.0 maturing in August 2026), average blended rate of 4.47% payable semi-annually in August and February	194.6	190.2
(iv)	Revolving unsecured term credit facilities maturing in October 2018	-	22.8
(v)	Obligations under finance lease, with various maturities from April 2016 to October 2036, interest rates from 2.75% to 10.68%	166.4	181.2
(vi)	Term loan maturing in June 2018 of US$26.3 and £5.1 (2015 – US$36.9 and £7.1)	42.6	58.8
	Combined coupon rate of post-swap debt of 7.98% (2015 – 7.98%)
(vii)	R&D obligation from a government agency maturing in July 2029	153.1	145.8
(viii)	R&D obligation from a government agency maturing in July 2035	58.2	29.3
(ix)	Term loan maturing in January 2020 of €2.6 (2015 – €3.2), floating interest rate of EURIBOR plus a spread	3.7	4.2
(x)	Credit facility maturing in January 2020 of INR 114.2 (2015 – $0.4 and INR 274.2), bearing interest based on floating interest rates in India prevailing at the time of each drawdown	2.2	6.0
(xi)	Term loan, maturing in October 2020 of US$10.0 (2015 – US$11.9), bearing interest at a fixed rate of 4.14%	13.0	15.1
(xii)	Other debts, with various maturities from September 2016 to March 2024, average interest rate of approximately 0.94%	14.7	16.1
Total recourse debt, net amount		$1,214.5	$1,225.8

(i)        Represents unsecured senior notes for $125.0 million and US$225.0 million by way of a private placement.

(ii)        Represents unsecured senior notes for $15.0 million and US$105.0 million by way of a private placement.

(iii)       Represents unsecured senior notes for US$150.0 million by way of a private placement.

(iv)      Represents revolving unsecured term credit facilities. The available facility amount is US$550.0 million with an option, subject to the lender’s consent, to increase to a total amount of up to US$850.0 million. The facility has covenants requiring a minimum fixed charge coverage and a maximum debt coverage. The applicable interest rate on this revolving term credit facility is at the option of the Company, based on the bank’s prime rate, bankers’ acceptance rates or LIBOR plus a spread which depends on the credit rating assigned by Standard & Poor’s Rating Services.

(v)       These finance leases relate to the leasing of various buildings, simulators, machinery and equipment.

(vi)      Represents senior financing for two civil aviation training centres repaid in quarterly instalments of principal and interest.

(vii)      Represents an interest-bearing long-term obligation with the Government of Canada relative to Project Falcon, an R&D program that ended in fiscal 2014, for a maximum amount of $250.0 million. The aggregate amount recognized at the end of fiscal 2016 was $250.0 million (2015 – $250.0 million). The discounted value of the debt recognized amounted to $153.1 million as at March 31, 2016 (2015 – $145.8 million).

(viii)     Represents an interest-bearing long-term obligation with the Government of Canada relative to Project Innovate, an R&D program extending over five and a half years, for a maximum amount of $250.0 million. The aggregate amount recognized in fiscal 2016 was $110.9 million (2015 – $58.7 million). The discounted value of the debt recognized amounted to $58.2 million as at March 31, 2016 (2015 – $29.3 million).

Notes to the Consolidated Financial Statements

(ix)      Represents a loan agreement of $3.7 million (€2.6 million) (2015 – $4.2 million (€3.2 million)) for the financing of one of the Company’s subsidiaries.

(x)       Represents the financing facility for certain of the Company’s operations in India. The financing facility is comprised of a term loan of up to $9.2 million (INR 470.0 million) and working capital facilities of up to an aggregate of $2.4 million
(INR 125.0 million). Drawdowns can be made in INR or any other major currencies acceptable to the lender.

(xi)      Represents a term loan to finance simulators.

(xii)      Other debts include bonds for which US$11.0 million (2015 – US$11.0 million) of letters of credit have been issued to support the bonds for the outstanding amount of the loans. The combined interest rate for these bonds is 0.85%
(2015 – 0.90%). Other debts also include an unsecured facility for the financing of the cost of establishment of an ERP system. The facility is repayable with monthly repayments over a term of seven years beginning at the end of the first month following each quarterly disbursement.

Details of the non-recourse debt are as follows:

(amounts in millions)	2016	2015
(i) Term loan maturing in October 2016 of £0.5 (2015 – £0.8), interest rate of LIBOR plus 1.05%	$1.0	$1.5
(ii) Term loan maturing in March 2028 of US$44.6 (2015 – US$41.7), interest rate of LIBOR plus 2.50%	57.4	52.5
Total non-recourse debt, net amount	$58.4	$54.0

(i)        The credit facility to finance the Company’s MSH program for the MoD in the U.K., includes a term loan that is collateralized by the project assets of the subsidiary and bi-annual repayments required until 2016. The Company has entered into an interest rate swap totalling £0.3 million as at March 31, 2016 (2015 – £0.5 million) fixing the interest rate at 6.31%. The book value of the assets pledged as collateral for the credit facility as at March 31, 2016 is £58.6 million (2015 – £75.6 million).

(ii)        Represents collateralized non-recourse financing for a term loan to finance a training centre in Brunei. The subsidiary may also avail an additional amount of up to US$12.0 million in the form of letters of credit.

Payments required to meet the retirement provisions of the long-term debt are as follows:

(amounts in millions)	2016	2015
No later than 1 year	$99.3	$34.3
Later than 1 year and no later than 5 years	253.7	388.1
Later than 5 years	757.0	680.4
Total payments required	$1,110.0	$1,102.8
Less: transaction costs	3.5	4.2
	$1,106.5	$1,098.6

The present value of the obligations under finance lease are as follows:

(amounts in millions)	2016	2015
Gross future minimum lease payments	$236.8	$260.5
Less: future finance charges on finance leases	62.6	70.9
Less: discounted guaranteed residual values of leased assets	7.8	8.4
Present value of future minimum lease payments	$166.4	$181.2

The future minimum lease payments of the obligations under finance lease are as follows:

(amounts in millions)		2016		2015
	Gross future	Present value of	Gross future	Present value of
minimum lease		future minimum	minimum lease	future minimum
	payments	lease payments	payments	lease payments
No later than 1 year	$30.0	$20.8	$31.9	$21.8
Later than 1 year and no later than 5 years	120.3	88.1	114.1	77.9
Later than 5 years	86.5	57.5	114.5	81.5
	$236.8	$166.4	$260.5	$181.2

As at March 31, 2016, the Company is in compliance with all of its financial covenants.

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

NOTE 14 – GOVERNMENT ASSISTANCE

The Company has agreements with various governments whereby the latter funds a portion of the cost, based on expenditures incurred by the Company, of certain R&D programs for modeling, simulation and training services expertise.

During fiscal 2014, the Company announced Project Innovate, an R&D program extending over five and a half years. The goal of Project Innovate is to expand the Company’s modeling and simulation technologies, develop new ones and continue to differentiate its service offering. Concurrently, the Government of Canada agreed to participate in Project Innovate through a repayable loan of up to $250 million made through the Strategic Aerospace and Defence Initiative (SADI).

During fiscal 2016, the Company amended and extended its Project New Core Markets, an R&D program, for an additional four years. The aim is to leverage the Company’s modeling, simulation and training services expertise in healthcare. The Quebec government, through Investissement Québec, agreed to participate up to $70 million in contributions related to costs incurred before the end of fiscal 2020.

See Notes 1 and 13 for explanations of the royalty obligations and debt.

The following table provides aggregate information regarding contributions recognized and amounts not yet received for the projects New Core Markets and Innovate:

(amounts in millions)	2016	2015
Outstanding contribution receivable, beginning of year	$8.8	$5.0
Contributions	28.3	31.7
Payments received	(29.4)	(27.9)
Outstanding contribution receivable, end of year	$7.7	$8.8

The aggregate contributions recognized for all programs are as follows:
(amounts in millions)	2016	2015
Contributions credited to capitalized expenditures:
Project New Core Markets	$0.9	$0.9
Project Innovate	7.0	10.2
Contributions credited to income:
Project New Core Markets	2.9	2.2
Project Innovate	17.5	18.4
Total contributions:
Project New Core Markets	$3.8	$3.1
Project Innovate	24.5	28.6

There are no unfulfilled conditions or unfulfilled contingencies attached to these government contributions.

NOTE 15 – employee benefit OBLIGATIONS

Defined benefit plans

The Company has three registered funded defined benefit pension plans in Canada (two for employees and one for designated executives) that provide benefits based on length of service and final average earnings. The Company also maintains funded pension plans for employees in the Netherlands and United Kingdom that provide benefits based on similar provisions.

The Company’s annual contributions, to fund both benefits accruing in the year and deficits accumulated over prior years, and the plans’ financial position are determined based on the actuarial valuations. Applicable pension legislations prescribe minimum funding requirements.

In addition, the Company maintains unfunded plans in Canada, Germany and Norway that provide defined benefits based on length of service and final average earnings. These unfunded plans are the sole obligation of the Company, and there is no requirement to fund them. However, the Company is obligated to pay the benefits when they become due. As at March 31, 2016, the unfunded defined benefit pension obligations are $76.6 million (2015 – $75.8 million) and the Company has issued letters of credit totalling $58.4 million (2015 – $51.3 million) to collateralize these obligations under the Canadian plan.

The funded plans are trustee administered funds. Plan assets held in trusts are governed by local regulations and practices in each country, as is the nature of the relationship between the Company and the trustees and their composition. Responsibility for governance of the plans, including investment decisions and contribution schedules, lies jointly with the Company and the board of trustees.

CAE Year-End Financial Results 2016 | 30

Notes to the Consolidated Financial Statements

In fiscal 2016, the Company discontinued its Norway defined benefit plans and transferred its employees to defined contribution plans resulting in a gain on curtailment and settlement of $1.1 million. In addition, upon the acquisition of BMAT, the Company assumed a funded defined benefit plan and a post-employment benefit (OPEB) plan, resulting in additional pension obligation of $4.4 million and $1.0 million respectively. In addition, the Company assumed a defined contribution plan.

In fiscal 2015, the Company amended its maximum eligible salary and accrual rate for its Netherlands funded pension plan due to changes in local legislation. As a result, a gain on past service cost of $1.6 million was recognized in income.

The employee benefit obligations are as follows:

(amounts in millions)	2016	2015
Funded defined benefit pension obligations	$521.2	$520.9
Fair value of plan assets	429.8	411.0
Funded defined benefit pension obligations – net	91.4	109.9
Unfunded defined benefit pension obligations	76.6	75.8
Employee benefit obligations	$168.0	$185.7

The changes in the funded defined benefit pension obligations and the fair value of plan assets are as follows:

(amounts in millions)			2016			2015
	Canadian	Foreign	Total	Canadian	Foreign	Total
Pension obligations, beginning of year	$450.8	$70.1	$520.9	$349.8	$57.1	$406.9
Current service cost	25.8	2.7	28.5	18.5	1.9	20.4
Interest cost	15.5	1.3	16.8	16.0	1.9	17.9
Past service cost, settlements
and curtailments	(0.3)	(7.1)	(7.4)	-	(1.6)	(1.6)
Actuarial loss (gain) arising from:
Experience adjustments	(7.8)	(3.4)	(11.2)	6.0	(2.9)	3.1
Economic assumptions	(32.2)	(14.0)	(46.2)	70.0	20.8	90.8
Demographic assumptions	-	(0.7)	(0.7)	-	(0.2)	(0.2)
Employee contributions	5.5	0.3	5.8	5.5	0.4	5.9
Pension benefits paid	(18.0)	(1.2)	(19.2)	(15.0)	(1.1)	(16.1)
Acquisition of subsidiaries	29.6	-	29.6	-	-	-
Exchange differences	-	4.3	4.3	-	(6.2)	(6.2)
Pension obligations, end of year	$468.9	$52.3	$521.2	$450.8	$70.1	$520.9
Fair value of plan assets, beginning of year	$356.2	$54.8	$411.0	$308.1	$49.3	$357.4
Interest income	12.5	1.0	13.5	14.1	1.7	15.8
Return on plan assets, excluding amounts
included in interest income	(19.2)	(6.9)	(26.1)	29.1	8.0	37.1
Employer contributions	21.6	1.3	22.9	15.1	1.9	17.0
Employee contributions	5.5	0.3	5.8	5.5	0.4	5.9
Pension benefits paid	(18.0)	(1.2)	(19.2)	(15.0)	(1.1)	(16.1)
Settlements	-	(6.0)	(6.0)	-	-	-
Acquisition of subsidiaries	25.2	-	25.2	-	-	-
Administrative costs	(0.9)	(0.1)	(1.0)	(0.7)	(0.1)	(0.8)
Exchange differences	-	3.7	3.7	-	(5.3)	(5.3)
Fair value of plan assets, end of year	$382.9	$46.9	$429.8	$356.2	$54.8	$411.0

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

The changes in the unfunded defined benefit pension obligations are as follows:

(amounts in millions)			2016			2015
	Canadian	Foreign	Total	Canadian	Foreign	Total
Pension obligations, beginning of year	$62.2	$13.6	$75.8	$53.6	$12.4	$66.0
Current service cost	2.9	-	2.9	1.9	0.1	2.0
Interest cost	2.0	0.2	2.2	2.4	0.4	2.8
Past service cost, settlements
and curtailments	-	-	-	0.2	(0.1)	0.1
Actuarial (gain) loss arising from:
Experience adjustments	(0.9)	0.2	(0.7)	(0.6)	0.3	(0.3)
Economic assumptions	(1.1)	(0.7)	(1.8)	7.2	2.5	9.7
Demographic assumptions	-	-	-	-	-	-
Pension benefits paid	(3.2)	(0.7)	(3.9)	(2.5)	(0.7)	(3.2)
Acquisition of subsidiaries	1.0	-	1.0	-	-	-
Exchange differences	-	1.1	1.1	-	(1.3)	(1.3)
Pension obligations, end of year	$62.9	$13.7	$76.6	$62.2	$13.6	$75.8

The net pension cost is as follows:
Years ended March 31
(amounts in millions)			2016			2015
	Canadian	Foreign	Total	Canadian	Foreign	Total
Funded plans
Current service cost	$25.8	$2.7	$28.5	$18.5	$1.9	$20.4
Interest cost	15.5	1.3	16.8	16.0	1.9	17.9
Interest income	(12.5)	(1.0)	(13.5)	(14.1)	(1.7)	(15.8)
Past service cost, settlements
and curtailments	(0.3)	(1.1)	(1.4)	-	(1.6)	(1.6)
Administrative cost	0.9	0.1	1.0	0.7	0.1	0.8
Net pension cost	$29.4	$2.0	$31.4	$21.1	$0.6	$21.7
Unfunded plans
Current service cost	$2.9	$-	$2.9	$1.9	$0.1	$2.0
Interest cost	2.0	0.2	2.2	2.4	0.4	2.8
Past service cost, settlements
and curtailments	-	-	-	0.2	(0.1)	0.1
Net pension cost	$4.9	$0.2	$5.1	$4.5	$0.4	$4.9
Total net pension cost	$34.3	$2.2	$36.5	$25.6	$1.0	$26.6

For the year ended March 31, 2016, pension costs of $13.5 million (2015 – $10.6 million) have been charged in cost of sales,
$4.5 million (2015 – $1.9 million) in research and development expenses, $11.9 million (2015 – $6.8 million) in selling, general and administrative expenses, $5.5 million (2015 – $4.9 million) in finance expense and $1.4 million (2015 – $2.4 million) were capitalized. In fiscal 2016, a curtailment and settlement gain of $0.3 million is included in restructuring costs.

As at March 31, 2016, the total cumulative amount of net actuarial losses before income taxes recognized in OCI was $169.4 million (2015 – $134.9 million).

CAE Year-End Financial Results 2016 | 32

Notes to the Consolidated Financial Statements

The fair value of the plan assets, by major categories, are as follows:

(amounts in millions)	2016			2015
	Quoted	Unquoted	Total	Quoted	Unquoted	Total
Canadian plans
Equity funds
Canadian	$-	$96.3	$96.3	$-	$114.8	$114.8
Foreign	-	104.1	104.1	-	93.9	93.9
Bond funds
Government	-	114.7	114.7	-	110.7	110.7
Corporate	-	33.3	33.3	-	33.2	33.2
Other	-	-	-	-	-	-
Cash and cash equivalents	-	-	-	-	3.6	3.6
Other	-	34.5	34.5	-	-	-
Total Canadian plans	$-	$382.9	$382.9	$-	$356.2	$356.2
Foreign plans
Equity instruments	$2.5	$-	$2.5	$2.9	$-	$2.9
Debt instruments
Government	0.9	-	0.9	0.9	-	0.9
Corporate	1.1	-	1.1	4.3	-	4.3
Other	0.6	-	0.6	0.5	-	0.5
Property	-	0.1	0.1	-	1.0	1.0
Cash and cash equivalents	-	0.1	0.1	-	1.1	1.1
Other(1)	-	41.6	41.6	-	44.1	44.1
Total Foreign plans	$5.1	$41.8	$46.9	$8.6	$46.2	$54.8
Total plans	$5.1	$424.7	$429.8	$8.6	$402.4	$411.0
(1)Includes an insurance policy to cover a portion of the defined benefit obligation.

As at March 31, 2016 and March 31, 2015, there were no ordinary shares of the Company in the pension plan assets.

Significant assumptions (weighted average):

	Canadian		Foreign
	2016	2015	2016	2015
Pension obligations as at March 31:
Discount rate	3.97%	3.63%	2.26%	1.82%
Compensation rate increases	3.50%	3.50%	2.86%	2.92%
Net pension cost for years ended March 31:
Discount rate	3.63%	4.50%	1.82%	3.47%
Compensation rate increases	3.49%	3.50%	2.92%	3.03%

Assumptions regarding future mortality are based on actuarial advice in accordance with published statistics and mortality tables and experience in each territory. The mortality tables and the average life expectancy in years for a member age 45 and 65 are as follows:

As at March 31, 2016		Life expectancy over 65 for a member
(in years)			Male		Female
Country	Mortality table	at age 45	at age 65	at age 45	at age 65
Canada	CPM private tables (employees)	22.4	21.3	24.6	23.6
Canada	CPM private tables (designated executives)	23.9	22.8	25.3	24.4
Canada	CPM private tables (CMAT)	22.7	21.5	25.0	24.0
Netherlands	AG2014	23.7	21.3	25.7	23.5
Germany	Heubeck RT2005G	21.6	19.0	25.6	23.1
Norway	K2013	22.7	22.0	26.3	25.3
United Kingdom	S1PA	23.1	21.3	25.6	23.6

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

As at March 31, 2015		Life expectancy over 65 for a member
(in years)			Male		Female
Country	Mortality table	at age 45	at age 65	at age 45	at age 65
Canada	CPM private tables (employees)	22.3	21.2	24.6	23.6
Canada	CPM private tables (designated executives)	23.8	22.7	25.3	24.3
Netherlands	AG2014	23.5	21.2	25.6	23.4
Germany	Heubeck RT2005G	21.5	18.9	25.5	22.9
Norway	K2013	23.5	21.3	26.8	24.4
United Kingdom	S1PA	23.0	21.3	25.5	23.6

The weighted average duration of the defined benefit obligation is 18.37 years.

The following table summarizes the impact on the defined benefit obligation as a result of a 0.25% change in the significant assumptions as at March 31, 2016:

	Funded plans		Unfunded plans
	Canadian	Foreign	Canadian	Foreign	Total
Discount rate:
Increase	$(20.6)	$(2.6)	$(2.0)	$(0.4)	$(25.6)
Decrease	22.1	2.8	2.2	0.4	27.5
Compensation rate:
Increase	9.0	0.2	0.4	-	9.6
Decrease	(7.9)	(0.2)	(0.4)	-	(8.5)

Through its defined benefit plans, the Company is exposed to a number of risks, the most significant being the exposure to asset volatility, to changes in bond yields and to changes in life expectancy. The plan liabilities are calculated using a discount rate set with reference to corporate bond yields, if plan assets underperform against this yield, this will create a deficit. A decrease in corporate bond yields will increase plan liabilities, although this will be partially offset by an increase in the value of the plans’ bond holdings. The plans’ obligations are to provide benefits for the duration of the life of its members, therefore, increases in life expectancy will result in an increase in the plans’ liabilities.

Contributions reflect actuarial assumptions of future investment returns, salary projections and future service benefits. The expected contribution for the next fiscal year is as follows:

		Funded plans	Unfunded plans
(amounts in millions)	Canadian	Foreign	Canadian	Foreign	Total
Expected contribution – fiscal 2017	$17.2	$1.3	$2.6	$0.7	$21.8

NOTE 16 – DEFERRED GAINS AND OTHER non-CURRENT LIABILITIES

(amounts in millions)	2016	2015
Deferred gains on sale and leasebacks (1)	$26.4	$29.7
Deferred revenue	86.0	73.7
Share-based compensation obligations (Note 24)	40.0	36.1
Licence payable	-	0.3
Purchase options	1.5	1.4
Other	18.8	23.9
	$172.7	$165.1
(1) The related amortization for the year amounted to $3.6 million (2015 – $3.8 million).

CAE Year-End Financial Results 2016 | 34

Notes to the Consolidated Financial Statements

NOTE 17 – iNCOME TAXEs

Income tax expense
A reconciliation of income taxes at Canadian statutory rates with the reported income taxes is as follows:

Years ended March 31	2016	2015
Earnings before income taxes	$260.3	$261.9
Canadian statutory income tax rates	26.95%	26.95%
Income taxes at Canadian statutory rates	$70.2	$70.6
Difference between Canadian and Foreign statutory rates	(8.9)	(3.5)
Losses not tax effected	5.6	3.2
Tax benefit of operating losses not previously recognized	(2.6)	(1.9)
Non-taxable capital loss (gain)	0.5	(0.8)
Tax impact on equity accounted investees	(10.6)	(10.0)
Non-deductible items	0.6	13.9
Prior years' tax adjustments and assessments	(29.0)	(0.2)
Impact of change in income tax rates on deferred income taxes	0.4	(0.7)
Non-taxable research and development tax credits	(2.3)	(2.8)
Other tax benefits not previously recognized	(3.5)	(10.0)
Income tax expense	$20.4	$57.8

The applicable statutory tax rate is 26.95% in fiscal 2016 (2015 – 26.95%). The Company's applicable tax rate is the Canadian combined rates applicable in the jurisdictions in which the Company operates.

Significant components of the provision for the income tax expense are as follows:

(amounts in millions)	2016	2015
Current income tax expense (recovery):
Current period	$23.5	$25.2
Adjustment for prior years	(28.1)	(4.6)
Deferred income tax (recovery) expense:
Tax benefit not previously recognized used to reduce the deferred tax expense	(6.1)	(11.9)
Impact of change in income tax rates on deferred income taxes	0.4	(0.7)
Origination and reversal of temporary differences	30.7	49.8
Income tax expense	$20.4	$57.8

During fiscal 2016, a net income tax recovery of $29.4 million was recorded in income for the settlement of tax oppositions in Canada with respect to the tax treatment of the sale of certain simulators, for certain tax audits and the changes in exchange rates that gave rise to deferred tax liabilities.

Income tax recognized in OCI

During fiscal 2016, a deferred tax expense of $16.1 million was recorded in OCI (2015 – tax recovery of $18.3 million). No current income tax expense (recovery) was recognized in OCI for fiscal 2016 nor fiscal 2015.

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

Deferred tax assets and liabilities
Deferred tax assets and liabilities are attributable to the following:

(amounts in millions)		Assets		Liabilities		Net
	2016	2015	2016	2015	2016	2015
Non-capital loss carryforwards	$49.4	$50.8	$-	$-	$49.4	$50.8
Intangible assets	0.5	1.5	(74.6)	(75.5)	(74.1)	(74.0)
Amounts not currently deductible	34.3	26.3	-	-	34.3	26.3
Deferred revenue	25.4	7.2	-	-	25.4	7.2
Tax benefit carryover	5.7	0.4	-	-	5.7	0.4
Unclaimed research & development
expenditures	24.1	11.6	-	-	24.1	11.6
Investment tax credits	-	-	(56.7)	(44.5)	(56.7)	(44.5)
Property, plant and equipment	15.5	10.0	(147.1)	(119.3)	(131.6)	(109.3)
Unrealized losses (gains) on foreign exchange	0.6	-	(16.7)	(13.1)	(16.1)	(13.1)
Financial instruments	1.0	10.3	(2.0)	(2.8)	(1.0)	7.5
Government assistance	-	-	(24.9)	(16.5)	(24.9)	(16.5)
Employee benefit plans	41.7	46.2	-	-	41.7	46.2
Percentage-of-completion versus
completed contract	0.7	1.8	(41.3)	(35.5)	(40.6)	(33.7)
Other	0.4	0.5	(2.3)	(2.3)	(1.9)	(1.8)
	$199.3	$166.6	$(365.6)	$(309.5)	$(166.3)	$(142.9)
	(152.5)	(133.4)	152.5	133.4	-	-
Net deferred income tax assets (liabilities)	$46.8	$33.2	$(213.1)	$(176.1)	$(166.3)	$(142.9)

Movements in temporary differences during fiscal year 2016 are as follows:

				Recognized in
	Balance	Recognized	Recognized	discontinued	Acquisition of	Exchange	Balance
	beginning of year	in income	in OCI	operation	subsidiary	differences	end of year
Non-capital loss carryforwards	$50.8	$(3.1)	$-	$-	$-	$1.7	$49.4
Intangible assets	(74.0)	4.8	-	-	(4.1)	(0.8)	(74.1)
Amounts not currently deductible	26.3	7.5	-	-	0.3	0.2	34.3
Deferred revenue	7.2	(2.3)	-	-	20.5	-	25.4
Tax benefit carryover	0.4	5.4	-	-	-	(0.1)	5.7
Unclaimed research and
development expenditures	11.6	12.5	-	-	-	-	24.1
Investment tax credits	(44.5)	(12.2)	-	-	-	-	(56.7)
Property, plant and equipment	(109.3)	(20.2)	-	-	-	(2.1)	(131.6)
Unrealized gains
on foreign exchange	(13.1)	(0.6)	(2.4)	-	-	-	(16.1)
Financial instruments	7.5	(4.1)	(4.4)	-	-	-	(1.0)
Government assistance	(16.5)	(8.4)	-	-	-	-	(24.9)
Employee benefit plans	46.2	3.2	(9.3)	-	1.2	0.4	41.7
Percentage-of-completion versus
completed contract	(33.7)	(6.7)	-	-	-	(0.2)	(40.6)
Other	(1.8)	(0.8)	-	0.7	-	-	(1.9)
Net deferred income tax (liabilities) assets	$(142.9)	$(25.0)	$(16.1)	$0.7	$17.9	$(0.9)	$(166.3)

CAE Year-End Financial Results 2016 | 36

Notes to the Consolidated Financial Statements

Movements in temporary differences during fiscal year 2015 are as follows:

			Transferred to
	Balance	Recognized	Recognized	assets held	Disposition of	Exchange	Balance
(amounts in millions)	beginning of year	in income	in OCI	for sale	subsidiaries	differences	end of year
Non-capital loss carryforwards	$54.0	$(3.8)	$-	$(0.6)	$-	$1.2	$50.8
Intangible assets	(72.8)	(5.4)	-	3.6	1.5	(0.9)	(74.0)
Amounts not currently deductible	26.7	(1.0)	-	(0.1)	(0.4)	1.1	26.3
Deferred revenue	8.7	(1.3)	-	(0.7)	-	0.5	7.2
Tax benefit carryover	0.4	(0.1)	-	-	-	0.1	0.4
Unclaimed research and
development expenditures	10.5	2.1	-	(1.0)	-	-	11.6
Investment tax credits	(40.3)	(4.2)	-	-	-	-	(44.5)
Property, plant and equipment	(79.9)	(14.2)	-	(0.3)	0.2	(15.1)	(109.3)
Unrealized (gains) losses
on foreign exchange	(6.1)	(3.8)	(3.3)	-	-	0.1	(13.1)
Financial instruments	8.0	(4.2)	3.6	-	-	0.1	7.5
Government assistance	(11.1)	(4.8)	-	(0.6)	-	-	(16.5)
Employee benefit plans	27.3	1.3	18.0	-	-	(0.4)	46.2
Percentage-of-completion versus
completed contract	(31.9)	(1.9)	-	-	-	0.1	(33.7)
Other	(5.3)	4.1	-	(1.1)	-	0.5	(1.8)
Net deferred income tax (liabilities) assets	$(111.8)	$(37.2)	$18.3	$(0.8)	$1.3	$(12.7)	$(142.9)

As at March 31, 2016, taxable temporary differences of $931.4 million (2015 – $758.3 million) related to investments in foreign operations, including subsidiaries and interests in joint ventures has not been recognized, because the Company controls whether the liability will be incurred and it is satisfied that it will not be incurred in the foreseeable future.

The non-capital losses expire as follows:
(amounts in millions)
Expiry date	Unrecognized	Recognized
2017	$1.7	$-
2018	2.3	-
2019	5.6	-
2020	3.4	-
2021	2.9	0.1
2022	0.2	-
2023 – 2036	39.0	71.3
No expiry date	130.8	106.9
	$185.9	$178.3

As at March 31, 2016, the Company has $268.6 million (2015 – $242.7 million) of deductible temporary differences for which deferred tax assets have not been recognized. These amounts will reverse during a period of up to 30 years. The Company also has
$0.7 million (2015 – $0.4 million) of accumulated capital losses carried forward relating to its operations in Canada for which deferred tax assets have not been recognized. These capital losses can be carried forward indefinitely.

NOTE 18 – SHARE CAPITAL, Earnings per share and dividends

Share capital

Authorized shares

The Company is authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series.

The preferred shares may be issued with rights and conditions to be determined by the Board of Directors, prior to their issue. To date, the Company has not issued any preferred shares.

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

Repurchase and cancellation of common shares

On February 19, 2016, the Company announced that it received approval from the Toronto Stock Exchange (TSX) to purchase, by way of normal course issuer bid (NCIB), up to 5,398,643 of its common shares, representing 2% of the 269,932,164 issued and outstanding common shares as of February 12, 2016. The NCIB began on February 23, 2016, and will end on February 22, 2017 or on such earlier date when the Company completes its purchases or elects to terminate the NCIB. These purchases will be made on the open market plus brokerage fees through the facilities of the TSX and/or alternative trading systems at the prevailing market price at the time of the transaction, in accordance with the TSX’s applicable policies. All common shares purchased pursuant to the NCIB will be cancelled.

As at March 31, 2016, the Company had repurchased and cancelled a total of 515,200 common shares, at a weighted average price of $15.01 per common share, for a total consideration of $7.7 million. The excess of the shares’ repurchase value over their carrying amount of $6.6 million was charged to retained earnings as share repurchase premiums.

Issued shares

A reconciliation of the issued and outstanding common shares of the Company is presented in the consolidated statement of changes in equity. As at March 31, 2016, the number of shares issued and that are fully paid amount to 269,634,816
(2015 – 266,903,070).

Earnings per share computation
The denominators for the basic and diluted earnings per share computations are as follows:

Years ended March 31	2016	2015
Weighted average number of common shares outstanding	268,804,733	265,135,046
Effect of dilutive stock options	391,613	870,587
Weighted average number of common shares outstanding for diluted earnings per share calculation	269,196,346	266,005,633

As at March 31, 2016, options to acquire 1,645,600 common shares (2015 – 1,377,800) have been excluded from the above calculation since their inclusion would have had an anti-dilutive effect.

Dividends

The dividends declared for fiscal 2016 were $80.1 million or $0.295 per share (2015 – $71.6 million or $0.27 per share).

NOTE 19 – ACCUMULATED OTHER COMPREHENSIVE INCOME

					Net changes in
	Foreign currency		Net changes in		available-for-sale
As at March 31	translation		cash flow hedges		financial instruments			Total
(amounts in millions)	2016	2015	2016	2015	2016	2015	2016	2015
Balances, beginning of year	$207.9	$150.5	$(31.2)	$(21.6)	$0.6	$0.6	$177.3	$129.5
OCI	30.6	57.4	12.7	(9.6)	0.1	-	43.4	47.8
Balances, end of year	$238.5	$207.9	$(18.5)	$(31.2)	$0.7	$0.6	$220.7	$177.3

NOTE 20 – EMPLOYEE COMPENSATION

The total employee compensation expense recognized in the determination of net income is as follows:

(amounts in millions)	2016	2015
Salaries and other short-term employee benefits	$786.9	$706.2
Share-based payments, net of equity swap (Note 24)	22.5	15.2
Post-employment benefits – defined benefit plans (Note 15)	35.1	24.2
Post-employment benefits – defined contribution plans	9.5	8.4
Termination benefits	23.0	8.4
Total employee compensation expense	$877.0	$762.4

Notes to the Consolidated Financial Statements

NOTE 21 – impairment of non-financial assets

Goodwill is monitored by management at the operating segment level.

The carrying amount of goodwill allocated to the Company's CGUs per operating segment is as follows:

	Civil Aviation	Defence
Training Solutions		and Security	Healthcare	Total
Net book value at March 31, 2014	$204.1	$150.6	$147.8	$502.5
Disposals of subsidiaries	(2.2)	-	-	(2.2)
Exchange differences	(18.6)	14.5	18.1	14.0
Transferred to assets held for sale	-	-	(26.9)	(26.9)
Net book value at March 31, 2015	$183.3	$165.1	$139.0	$487.4
Acquisition of subsidiaries (Note 4)	-	49.2	-	49.2
Exchange differences	14.3	2.6	3.1	20.0
Net book value at March 31, 2016	$197.6	$216.9	$142.1	$556.6

Goodwill is allocated to CGUs or a group of CGUs, which generally corresponds to the Company’s operating segments or one level below.

The Company’s impairment test for goodwill is based on level 3 fair value less costs of disposal calculations and uses valuation models such as the discounted cash flows model. The cash flows are derived from the projections approved by management for the next five years. Cash flow projections take into account past experience and represent management’s best estimate about future developments and form part of the Company’s strategic plan approved annually by the Board of Directors. Cash flows after the five year period are extrapolated using a constant growth rate of 2.5%. For fiscal 2016, the post-tax discount rates were derived from the respective CGUs’ representative weighted average cost of capital, which range from 7.0% to 10.0%.

In fiscal 2016, an impairment loss of $1.7 million was recognized in Civil Aviation Training Solutions cost of sales following the decision to sell an asset. The recoverable amount of $1.8 million was estimated using its fair value, based on a level 3 market price, less costs of disposal. There were no impairment losses in fiscal 2015.

NOTE 22 – other gains – net

(amounts in millions)	2016	2015
Net foreign exchange gains (losses)	$4.6	$(4.9)
Partial disposal of interests in investments	-	13.9
Termination of customer agreements	(2.4)	-
(Loss) gain on litigation	(1.9)	4.6
Reversal of royalty obligations	20.0	4.0
Other	3.9	2.7
Other gains – net	$24.2	$20.3

During fiscal 2016, the Company realized a gain of $20.0 million from the revaluation of royalty obligations resulting from amendments to certain government assistance agreements. The amendments include adjustments to the royalty rates, extension of the term period and the treatment of business acquisitions and disposals.

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

NOTE 23 – FINANCE EXPENSE – NET

	2016	2015
Finance expense:
Long-term debt (other than finance leases)	$55.8	$55.5
Finance leases	10.5	10.0
Royalty obligations	8.0	7.9
Employee benefits obligations (Note 15)	5.5	4.9
Financing cost amortization	1.4	1.4
Provisions and other non-current liabilities	1.2	1.4
Other	6.0	4.0
Borrowing costs capitalized (1)	(3.7)	(4.4)
Finance expense	$84.7	$80.7
Finance income:
Loans and finance lease contracts	$(7.9)	$(7.5)
Other	(1.6)	(2.3)
Finance income	$(9.5)	$(9.8)
Finance expense – net	$75.2	$70.9
(1) The average capitalization rate used during fiscal 2016 to determine the amount of borrowing costs eligible for capitalization was 4.00% (2015 – 3.79%).

NOTE 24 – SHARE-BASED PAYMENTS

The Company’s share-based payment plans consist of two categories: the Employee Stock Option Plan (ESOP), which qualifies as an equity-settled share-based payment plan; and the Employee Stock Purchase Plan (ESPP), Deferred Share Unit (DSU) plan, Long‑Term Incentive Time Based plans and Long-Term Incentive Performance Based plans which qualify as cash‑settled share‑based payments plans. Time Based plans include the Long-Term Incentive – Deferred Share Unit (LTI-DSU) plan and the Long-Term Incentive – Time Based Restricted Share Unit (LTI-TB RSU) plan. Performance Based plans include the Long-Term Incentive – Restricted Share Unit (LTI-RSU) plan and the Long-Term Incentive – Performance Share Unit (LTI-PSU) plan.

The effect of share-based payment arrangements in the consolidated income statement and in the consolidated statement of financial position are as follows as at, and for the years ended March 31:

		Compensation	Recognized in the consolidated
	cost		statement of financial position
	2016	2015	2016	2015
Cash-settled share-based compensation:
ESPP	$6.3	$6.1	$-	$-
DSU	1.9	1.7	(10.5)	(9.4)
LTI-DSU	1.7	1.9	(19.4)	(22.6)
LTI-TB RSU	2.5	1.1	(3.6)	(1.1)
LTI-RSU	2.8	0.4	(7.0)	(7.7)
LTI-PSU	5.0	2.7	(7.7)	(2.7)
Total cash-settled share-based compensation	$20.2	$13.9	$(48.2)	$(43.5)
Equity-settled share-based compensation:
ESOP	$3.7	$3.1	$(18.3)	$(19.1)
Total equity-settled share-based compensation	$3.7	$3.1	$(18.3)	$(19.1)
Total share-based compensation cost	$23.9	$17.0	$(66.5)	$(62.6)

For the year ended March 31, 2016, share-based compensation costs of $0.4 million (2015 – $1.1 million) were capitalized.

The Company entered into equity swap agreements with three major Canadian financial institutions in order to reduce its earnings exposure related to the fluctuation in the Company’s share price relating to the DSU and Long-Term Incentive Time Based plans (see Note 29 and Note 30). The recovery recognized in fiscal 2016 amounts to $1.0 million (2015 – $0.7 million).

The share-based payment plans are described below. There have been no plan cancellations during fiscal 2016 or fiscal 2015.

Employee Stock Option Plan

Under the Company’s long-term incentive program, options may be granted to key employees to purchase common shares of the Company at a subscription price of 100% of the market value at the date of the grant. Market value is determined as the weighted average closing price of the common shares on the Toronto Stock Exchange (TSX) of the five days of trading prior to the effective date of the grant.

Notes to the Consolidated Financial Statements

As at March 31, 2016, a total of 6,954,014 common shares (2015 – 8,608,019) remained authorized for issuance under the Employee Stock Option Plan (ESOP). The options are exercisable during a period not to exceed seven years (six years for options issued before March 31, 2011), and are not exercisable during the first 12 months after the date of the grant. The right to exercise all of the options vests over a period of four years of continuous employment from the grant date. Upon termination of employment at retirement, unvested options continue to vest following the retiree’s retirement date, subject to the four year vesting period. However, if there is a change of control of the Company, the options outstanding become immediately exercisable by option holders. Options are adjusted proportionately for any stock dividends or stock splits attributed to the common shares of the Company.

Outstanding options are as follows:

Years ended March 31		2016		2015
		Weighted		Weighted
	Number	average exercise	Number	average exercise
	of options	price (CAD$)	of options	price (CAD$)
Options outstanding, beginning of year	5,027,316	$11.46	5,424,582	$10.13
Granted	1,747,400	15.13	1,447,100	14.65
Exercised	(1,654,005)	9.61	(1,309,201)	9.60
Forfeited	(281,336)	13.41	(535,165)	11.17
Expired	(4,650)	14.66	-	-
Options outstanding, end of year	4,834,725	$13.30	5,027,316	$11.46
Options exercisable, end of year	1,098,075	$11.90	1,527,276	$9.33

Summarized information about the Company's ESOP as at March 31, 2016 is as follows:

		Options Outstanding		Options Exercisable
Range of	Number of	Weighted	Weighted	Number of	Weighted
exercise prices	options	average remaining	average exercise	options	average exercise
(CAD$)	outstanding	contractual life (years)	price (CAD$)	exercisable	price (CAD$)
$9.41 to $10.20	557,940	3.17	$10.09	284,340	$10.04
$10.77 to $12.65	1,376,210	3.93	11.18	536,460	11.45
$14.05 to $15.34	2,900,575	5.75	14.93	277,275	14.65
Total	4,834,725	4.93	$13.30	1,098,075	$11.90

The weighted average market share price for share options exercised in 2016 was $15.04 (2015 – $14.88).

For the year ended March 31, 2016, compensation cost for CAE’s stock options of $3.7 million (2015 – $3.1 million) was recognized with a corresponding credit to contributed surplus using the fair value method of accounting for awards that were granted since fiscal 2012.

The assumptions used for the purpose of the option calculations outlined in this note are presented below:

	2016	2015
Weighted average assumptions used in the Black-Scholes options pricing model:
Weighted average share price	$14.86	$14.86
Exercise price	$15.13	$14.65
Dividend yield	1.89%	1.61%
Expected volatility	20.12%	22.03%
Risk-free interest rate	0.85%	1.47%
Expected option term	4 years	4 years
Weighted average fair value option granted	$1.91	$2.59

Expected volatility is estimated by considering historical average share price volatility over the option's expected term.

Employee Stock Purchase Plan

The Company maintains an Employee Stock Purchase Plan (ESPP) to enable employees of the Company and its participating subsidiaries to acquire CAE common shares through regular payroll deductions or a lump-sum payment plus employer contributions. The Company and its participating subsidiaries match the first $500 employee contribution and contribute $1 for every $2 of additional employee contributions, up to a maximum of 3% of the employee’s base salary. Compensation cost with respect to employer contributions under the plan of $6.3 million was recorded in fiscal 2016 (2015 – $6.1 million).

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

Deferred Share Unit Plans

The Company maintains a Deferred Share Unit (DSU) plan for executives, whereby an executive may elect to receive cash incentive compensation in the form of deferred share units. The plan is intended to promote a greater alignment of interests between executives and the shareholders of the Company. A DSU is equal in value to one common share of the Company. The units are issued on the basis of the average closing board lot sale price per share of CAE common shares on the TSX during the last 10 days on which such shares traded prior to the date of issue. The units also accrue dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. DSUs mature upon termination of employment, whereupon an executive is entitled to receive a cash payment equal to the fair market value of the equivalent number of common shares, net of withholdings.

The Company also maintains a DSU plan for non-employee directors. A non-employee director holding less than the minimum holdings of common shares of the Company receives the Board retainer and attendance fees in the form of deferred share units. Minimum holdings means no less than the number of common shares or deferred share units equivalent in fair market value to three times the annual retainer fee payable to a director for service on the Board. A non-employee director holding no less than the minimum holdings of common shares may elect to participate in the plan in respect of half or all of his or her retainer and part or all of his or her attendance fees. The terms of the plan are identical to the executive DSU plan except that units are issued on the basis of the closing board lot sale price per share of CAE common shares on the TSX during the last day on which the common shares traded prior to the date of issue.

The Company records the cost of the DSU plans as a compensation expense and accrues its non-current liability in deferred gains and other non-current liabilities. The cost recorded in fiscal 2016 was $1.9 million (2015 – $1.7 million).

DSUs outstanding are as follows:

Years ended March 31	2016	2015
DSUs outstanding, beginning of year	633,693	551,933
Units granted	104,514	98,441
Units redeemed	(49,726)	(27,710)
Dividends paid in units	12,724	11,029
DSUs outstanding, end of year	701,205	633,693
DSUs vested, end of the year	701,205	633,693

The intrinsic value of the DSUs amounts to $10.5 million at March 31, 2016 (2015 – $9.4 million).

Long-Term Incentive Time Based Plans

The Company maintains two Long-Term Incentive Time Based plans. The plans are intended for executives and senior management to promote a greater alignment of interests between executives and shareholders of the Company. A unit under these plans is equal in value to one common share at a specific date. One of these plans is no longer granted.

Long-Term Incentive – Deferred Share Unit Plan (LTI-DSU)

The LTI-DSUs are entitled to dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. Eligible participants are entitled to receive a cash payment equivalent to the fair market value of the number of vested LTI‑DSUs held upon any termination of employment. Upon termination of employment at retirement, unvested units continue to vest until November 30 of the year following the retirement date. For participants subject to section 409A of the United States Internal Revenue Code, vesting of unvested units takes place at the time of retirement. Effective fiscal 2015, this plan was replaced by the LTI-TB RSU plan.

The plan stipulates that granted units vest equally over five years and that following a change of control, all unvested units vest immediately. The cost recorded in fiscal 2016 was $1.7 million (2015 – $1.9 million).

Long-Term Incentive – Time Based Restricted Share Unit Plan (LTI-TB RSU)

The LTI-TB RSU plan under which units are currently granted. Eligible participants are entitled to receive a cash payment equivalent to the fair market value of the number of vested LTI-TB RSUs held at the end of the vesting period. For participants subject to loss of employment other than voluntarily or for cause, a portion of the unvested LTI-TB RSUs will vest by one third for each full year of employment completed during the period from the grant date to the date of termination. If termination of a participant is due to resignation or for cause, all unvested units are forfeited. Upon termination of employment at retirement, unvested grants continue to vest in accordance to their vesting date. For participants subject to section 409A of the United States Internal Revenue Code, vesting of unvested units takes place at the time of retirement.

LTI-TB RSUs granted pursuant to the plan vest after three years from their grant date and following a change of control, all unvested units vest immediately. The cost recorded in fiscal 2016 was $2.5 million (2015 – $1.1 million).

CAE Year-End Financial Results 2016 | 42

Notes to the Consolidated Financial Statements

Long-Term Incentive Time Based units outstanding under all plans are as follows:

	LTI-DSU		LTI-TB RSU
Years ended March 31	2016	2015	2016	2015
Units outstanding, beginning of year	1,677,005	1,955,285	182,450	-
Units granted	-	-	227,520	189,380
Units cancelled	(19,459)	(78,890)	(21,884)	(6,930)
Units redeemed	(343,074)	(232,551)	(2,206)	-
Dividends paid in units	27,603	33,161	-	-
Units outstanding, end of year	1,342,075	1,677,005	385,880	182,450
Units vested, end of year	1,294,208	1,549,336	241,172	77,007

At March 31, 2016, the intrinsic values are $19.4 million (2015 – $22.9 million) and $3.6 million (2015 – $1.1 million) for the LTI-DSUs and the LTI‑TB RSUs respectively.

Long-Term Incentive Performance Based Plans

The Company maintains two Long-Term Incentive Performance Based plans, one of which is no longer granted. The plans are intended to enhance the Company’s ability to attract and retain talented individuals and also to promote a greater alignment of interest between eligible participants and the Company’s shareholders.

Long-Term Incentive – Restricted Share Unit Plan (LTI-RSU)

LTI-RSUs granted pursuant to this plan vest over three years from their grant date as follows:

(i)     One-sixth of the total number of granted units multiplied by a factor vests every year. The factor is calculated from the one-year Total Shareholder Return (TSR) relative performance of CAE’s share price versus that of the S&P A&D index for the period April 1 to March 31, immediately preceding each of the first, second, and third anniversary of the grant date, according to the following rule:

Annual TSR relative performance	Factor
First quartile (0 – 25 percentile)	-
Second quartile (26 – 50 percentile)	50% – 98%
Third quartile (51 – 75 percentile)	100% – 148%
Fourth quartile (76 – 100 percentile)	150%

(ii)    One-half of the total number of granted units multiplied by a factor vests in the final year. The factor is calculated from the three‑year TSR relative performance of CAE’s share price versus that of the companies listed on the S&P A&D index for the period April 1, immediately preceding the grant date, to March 31, immediately preceding the third anniversary of the grant date, according to the same rule described in the table above.

Participants subject to loss of employment, other than voluntarily or for cause, are entitled to the units vested. The cost recorded in fiscal 2016 was $2.8 million (2015 – $0.4 million). Effective fiscal 2015 this plan was replaced by the LTI-PSU plan.

Long-Term Incentive – Performance Share Unit Plan (LTI-PSU)

In fiscal 2015, the Company added a Long-Term Incentive Performance Share Unit (LTI-PSU) plan under which units are currently granted. Eligible participants are entitled to receive a cash payment equivalent to the fair market value of the number of vested LTI‑PSUs held at the end of the vesting period multiplied by a multiplier which ranges from 0% to 200% based on the attainment of performance criteria set out pursuant to the plan. For participants subject to loss of employment other than voluntarily or for cause, a portion of the unvested LTI-PSUs will vest by one third for each full year of employment completed during the period from the grant date to the date of termination. If termination of a participant is due to resignation or for cause, all unvested units are forfeited. Upon termination of employment at retirement, unvested grants continue to vest in accordance to their vesting date.

LTI-PSUs granted pursuant to the plan vest after three years from their grant date and following a change of control, all unvested units vest immediately. The cost recorded in fiscal 2016 was $5.0 million (2015 – $2.7 million).

Long-Term Incentive Performance Based units outstanding under all plans are as follows:
	LTI-RSU		LTI-PSU
Years ended March 31	2016	2015	2016	2015
Units outstanding, beginning of year	805,380	1,143,697	504,280	-
Units granted	-	21,960	495,400	523,080
Units cancelled	(186,297)	(176,977)	(62,544)	(18,800)
Units redeemed	(240,163)	(183,300)	(2,636)	-
Units outstanding, end of year	378,920	805,380	934,500	504,280
Units vested, end of year	370,760	689,439	617,234	202,111

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

At March 31, 2016, the intrinsic values are $7.0 million (2015 – $7.9 million) and $7.7 million (2015 – $2.7 million) for the LTI-RSUs and the LTI‑PSUs respectively.

NOTE 25 – SUPPLEMENTARY CASH FLOWS INFORMATION

Changes in non-cash working capital are as follows:
(amounts in millions)	2016	2015
Cash (used in) provided by non-cash working capital:
Accounts receivable	$(19.0)	$(15.5)
Contracts in progress: assets	(29.0)	(42.3)
Inventories	(6.0)	(15.5)
Prepayments	3.7	1.7
Income taxes recoverable	15.2	(12.2)
Accounts payable and accrued liabilities	(6.8)	34.0
Provisions	18.4	(12.3)
Income taxes payable	1.9	4.9
Contracts in progress: liabilities	18.5	(12.0)
Changes in non-cash working capital	$(3.1)	$(69.2)

NOTE 26 – Contingencies

In the normal course of operations, the Company is party to a number of lawsuits, claims and contingencies. Although it is possible that liabilities may be incurred in instances for which no accruals have been made, the Company does not believe that the ultimate outcome of these matters will have a material impact on its consolidated financial position.

The Company is subject to audits from various government and regulatory agencies on an ongoing basis. As a result, from time to time, authorities may disagree with positions and conclusions taken by the Company in its filings.

During fiscal 2015, the Company received a reassessment from the Canada Revenue Agency challenging the Company’s characterization of the amounts received under the SADI program. No amount has been recognized in the Company’s financial statements, since the Company believes that there are strong grounds for defence and will vigorously defend its position. Such matters cannot be predicted with certainty, however, the Company believes that the resolution of these proceedings will not have a material adverse effect on its financial position.

NOTE 27 – COMMITMENTS

The future aggregate minimum lease payments under non-cancellable operating leases are as follows:
(amounts in millions)	2016	2015
No later than 1 year	$49.9	$54.7
Later than 1 year and no later than 5 years	119.9	129.0
Later than 5 years	73.4	90.3
	$243.2	$274.0

Rental expenses recognized in fiscal 2016 amount to $77.2 million (2015 – $73.3 million).

Contractual purchase commitments
The total contractual purchase commitments are as follows:
(amounts in millions)		2016	2015
No later than 1 year	$	$106.7	$23.2
Later than 1 year and no later than 5 years		127.3	45.3
Later than 5 years		2.0	-
	$	$236.0	$68.5

Commitments to joint ventures

The Company’s total commitments to its joint ventures amount to nil as at March 31, 2016 (2015 – nil).

CAE Year-End Financial Results 2016 | 44

Notes to the Consolidated Financial Statements

NOTE 28 – capital risk management

The Company’s objectives when managing capital are threefold:

(i)     Optimize the Company’s cost of capital;

(ii)    Maintain the Company’s financial strength and credit quality;

(iii)    Provide the Company’s shareholders with an appropriate rate of return on their investment.

The Company manages its capital structure and makes corresponding adjustments based on changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares, use cash to reduce debt or repurchase shares.

To accomplish its objectives stated above, the Company monitors its capital on the basis of the net debt to capital. This ratio is calculated as net debt divided by the sum of the net debt and total equity. Net debt is calculated as total debt, including the short-term portion (as presented in the consolidated statement of financial position and including non-recourse debt) less cash and cash equivalents. Total equity comprises share capital, contributed surplus, accumulated other comprehensive income, retained earnings and non-controlling interests.

The level of debt versus equity in the capital structure is monitored, and the ratios are as follows:

(amounts in millions)	2016	2015
Total debt (Note 13)	$1,272.9	$1,279.8
Less: cash and cash equivalents	485.6	330.2
Net debt	$787.3	$949.6
Equity	1,940.3	1,686.4
Total net debt plus equity	$2,727.6	$2,636.0
Net debt: equity	29:71	36:64

The Company has certain debt agreements which require the maintenance of a certain level of capital. As at March 31, 2016, the Company is compliant with its financial covenants.

NOTE 29 – FAIR VALUE OF Financial Instruments

The fair value of a financial instrument is determined by reference to the available market information at the reporting date. When no active market exists for a financial instrument, the Company determines the fair value of that instrument based on valuation methodologies as discussed below. In determining assumptions required under a valuation model, the Company primarily uses external, readily observable market data inputs. Assumptions or inputs that are not based on observable market data incorporate the Company’s best estimates of market participant assumptions and are used when external data is not available. Counterparty credit risk and the Company’s own credit risk are taken into account in estimating the fair value of all financial assets and financial liabilities.

The following assumptions and valuation methodologies have been used to measure the fair value of financial instruments:

(i)     The fair value of accounts receivable, contracts in progress, accounts payable and accrued liabilities approximate their carrying values due to their short-term maturities;

(ii)    The fair value of derivative instruments, which include forward contracts, swap agreements and embedded derivatives accounted for separately, is determined using valuation techniques and is calculated as the present value of the estimated future cash flows using an appropriate interest rate yield curve and foreign exchange rate. Assumptions are based on market conditions prevailing at each reporting date. Derivative instruments reflect the estimated amounts that the Company would receive or pay to settle the contracts at the reporting date;

(iii)    The fair value of the available-for-sale investment, which does not have a readily available market value, is estimated using a discounted cash flow model, which includes some assumptions that are not based on observable market prices or rates;

(iv)   The fair value of non-current receivables is estimated based on discounted cash flows using current interest rates for instruments with similar terms and remaining maturities;

(v)    The fair value of provisions, long-term debts and non-current liabilities, including finance lease obligations and royalty obligations, are estimated based on discounted cash flows using current interest rates for instruments with similar terms and remaining maturities.

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

The carrying values and fair values of financial instruments, by class, are as follows at March 31, 2016:

							Carrying Value			Fair Value
	At		Available-		Loans &
(amounts in millions)	FVTPL	(1)	for-Sale	Receivables			DDHR	(2)	Total
Financial assets
Cash and cash equivalents	$485.6		$-		$-		$-		$485.6	$485.6
Accounts receivable	-		-		481.3	(3)	-		481.3	481.3
Contracts in progress: assets	-		-		339.1		-		339.1	339.1
Derivative financial assets	9.0		-		-		35.0		44.0	44.0
Other assets	27.0	(4)	1.6	(5)	163.7	(6)	-		192.3	213.7
	$521.6		$1.6		$984.1		$35.0		$1,542.3	$1,563.7

							Carrying Value			Fair Value
					Other
			At		Financial
		FVTPL		(1)	Liabilities		DDHR	(2)	Total
Financial liabilities
Accounts payable and accrued liabilities			$-		$603.1	(7)	$-		$603.1	$603.1
Provisions			0.6		32.8		-		33.4	33.4
Total long-term debt			-		1,276.4	(8)	-		1,276.4	1,363.5
Other non-current liabilities			-		144.2	(9)	-		144.2	146.9
Derivative financial liabilities			13.1		-		22.2		35.3	35.3
			$13.7		$2,056.5		$22.2		$2,092.4	$2,182.2

The carrying values and fair values of financial instruments, by class, were as follows at March 31, 2015:

							Carrying Value			Fair Value
	At		Available-		Loans &
(amounts in millions)	FVTPL	(1)	for-Sale		Receivables		DDHR	(2)	Total
Financial assets
Cash and cash equivalents	$330.2		$-		$-		$-		$330.2	$330.2
Accounts receivable	-		-		451.1	(3)	-		451.1	451.1
Contracts in progress: assets	-		-		309.8		-		309.8	309.8
Derivative financial assets	15.2		-		-		36.2		51.4	51.4
Other assets	23.7	(4)	1.6	(5)	155.1	(6)	-		180.4	197.2
	$369.1		$1.6		$916.0		$36.2		$1,322.9	$1,339.7

							Carrying Value			Fair Value
					Other
			At		Financial
			FVTPL	(1)	Liabilities		DDHR	(2)	Total
Financial liabilities
Accounts payable and accrued liabilities			$-		$556.5	(7)	$-		$556.5	$556.5
Provisions			1.5		15.1		-		16.6	16.6
Total long-term debt			-		1,284.0	(8)	-		1,284.0	1,406.2
Other non-current liabilities			-		181.2	(9)	-		181.2	216.5
Derivative financial liabilities			16.0		-		55.2		71.2	71.2
			$17.5		$2,036.8		$55.2		$2,109.5	$2,267.0
(1) FVTPL: Fair value through profit and loss.
(2) DDHR: Derivatives designated in a hedge relationship.
(3) Includes trade receivables, accrued receivables and certain other receivables.
(4) Represents restricted cash.
(5) Represents the Company's portfolio investment.
(6) Includes non-current receivables and advances.
(7) Includes trade accounts payable, accrued liabilities, interest payable, certain payroll-related liabilities and current royalty obligations.
(8) Excludes transaction costs.
(9) Includes non-current royalty obligations and other non-current liabilities.

Notes to the Consolidated Financial Statements

The Company did not elect to voluntarily designate any financial instruments at FVTPL; moreover, there have not been any changes to the classification of the financial instruments since inception.

Fair value hierarchy

The fair value hierarchy reflects the significance of the inputs used in making the measurements and has the following levels:

Level 1:   Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2:                   Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices in markets that are not active) or indirectly (i.e. quoted prices for similar assets or liabilities);

Level 3:   Inputs for the asset or liability that is not based on observable market data (unobservable inputs).

Each type of fair value is categorized based on the lowest level input that is significant to the fair value measurement in its entirety.

The following table presents the financial instruments, by class, which are recognized at fair value:

(amounts in millions)			2016			2015
	Level 2	Level 3	Total	Level 2	Level 3	Total
Financial assets
At FVTPL
Cash and cash equivalents	$485.6	$-	$485.6	$330.2	$-	$330.2
Restricted cash	27.0	-	27.0	23.7	-	23.7
Forward foreign currency contracts	6.3	-	6.3	12.4	-	12.4
Embedded foreign currency derivatives	2.7	-	2.7	2.8	-	2.8
Available-for-sale	-	1.6	1.6	-	1.6	1.6
Derivatives designated in a hedge relationship
Forward foreign currency contracts	16.9	-	16.9	18.0	-	18.0
Foreign currency swap agreements	18.1	-	18.1	18.2	-	18.2
	$556.6	$1.6	$558.2	$405.3	$1.6	$406.9

Financial liabilities
At FVTPL
Contingent consideration arising on business combinations	$-	$0.6	$0.6	$-	$1.5	$1.5
Forward foreign currency contracts	12.6	-	12.6	15.5	-	15.5
Embedded foreign currency derivatives	-	-	-	0.1	-	0.1
Equity swap agreements	0.5	-	0.5	0.4	-	0.4
Derivatives designated in a hedge relationship
Forward foreign currency contracts	20.9	-	20.9	52.7	-	52.7
Interest rate swap agreements	1.3	-	1.3	2.5	-	2.5
	$35.3	$0.6	$35.9	$71.2	$1.5	$72.7

Changes in Level 3 financial instruments are as follows:

(amounts in millions)					2016	2015
Balance, beginning of year					$0.1	$(2.7)
Total realized and unrealized gains:
Included in income					(0.1)	0.1
Issued and settled					1.0	2.7
Balance, end of year					$1.0	$0.1

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

The following table presents the fair value of the financial instruments, by class, which are recognized at amortized cost:

(amounts in millions)			2016			2015
	Level 2	Level 3	Total	Level 2	Level 3	Total
Financial assets
Accounts receivable	$-	$481.3	$481.3	$-	$451.1	$451.1
Contracts in progress: assets	-	339.1	339.1	-	309.8	309.8
Other assets
Investment in finance leases	108.7	-	108.7	97.3	-	97.3
Other	51.4	25.0	76.4	54.2	20.4	74.6
	$160.1	$845.4	$1,005.5	$151.5	$781.3	$932.8

Financial liabilities
Accounts payable and accrued liabilities	$-	$603.1	$603.1	$-	$556.5	$556.5
Provisions	-	32.8	32.8	-	15.1	15.1
Total long-term debt	1,276.4	-	1,276.4	1,406.2	-	1,406.2
Other non-current liabilities	-	144.2	144.2	-	216.5	216.5
	$1,276.4	$780.1	$2,056.5	$1,406.2	$788.1	$2,194.3

NOTE 30 – FINANCIAL RISK MANAGEMENT

Due to the nature of the activities that the Company carries out and as a result of holding financial instruments, the Company is exposed to credit risk, liquidity risk and market risk, including foreign currency risk and interest rate risk. The Company’s exposure to credit risk, liquidity risk and market risk is managed within risk management parameters documented in corporate policies. These risk management parameters remain unchanged since the previous period, unless otherwise indicated.

Credit risk

Credit risk is defined as the Company’s exposure to a financial loss if a debtor fails to meet its obligations in accordance with the terms and conditions of its arrangements with the Company. The Company is exposed to credit risk on its accounts receivable and certain other assets through its normal commercial activities. The Company is also exposed to credit risk through its normal treasury activities on its cash and cash equivalents and derivative financial assets. Credit risks arising from the Company’s normal commercial activities are managed in regards to customer credit risk.

The Company’s customers are mainly established companies, some of which have publicly available credit ratings, as well as government agencies, which facilitates risk assessment and monitoring. In addition, the Company typically receives substantial non-refundable advance payments for construction contracts. The Company closely monitors its exposure to major airline companies in order to mitigate its risk to the extent possible. Furthermore, the Company’s trade receivables are not concentrated with specific customers but are held with a wide range of commercial and government organizations. As well, the Company’s credit exposure is further reduced by the sale of certain of its accounts receivable to third-party financial institutions for cash consideration on a limited recourse basis (current financial assets program). The Company does not hold any collateral as security. The credit risk on cash and cash equivalents is mitigated by the fact that they are mainly in place with a diverse group of major North American and European financial institutions.

The Company is exposed to credit risk in the event of non-performance by counterparties to its derivative financial instruments. The Company uses several measures to minimize this exposure. First, the Company enters into contracts with counterparties that are of high credit quality. The Company signed International Swaps & Derivatives Association, Inc. (ISDA) Master Agreements with the majority of counterparties with whom it trades derivative financial instruments. These agreements make it possible to offset when a contracting party defaults on the agreement, for each of the transactions covered by the agreement and in force at the time of default. Also, collateral or other security to support derivative financial instruments subject to credit risk can be requested by the Company or its counterparties (or both parties, if need be) when the net balance of gains and losses on each transaction exceeds a threshold defined in the ISDA Master Agreement. Finally, the Company monitors the credit standing of counterparties on a regular basis to help minimize credit risk exposure.

The carrying amounts presented in Note 5 and Note 29 represent the maximum exposure to credit risk for each respective financial asset as at the relevant dates.

CAE Year-End Financial Results 2016 | 48

Notes to the Consolidated Financial Statements

Liquidity risk

Liquidity risk is defined as the potential risk that the Company cannot meet its cash obligations as they become due.

The Company manages this risk by establishing cash forecasts, as well as long-term operating and strategic plans. The management of consolidated liquidity requires a regular monitoring of expected cash inflows and outflows which is achieved through a forecast of the Company’s consolidated liquidity position, for efficient use of cash resources. Liquidity adequacy is assessed in view of seasonal needs, growth requirements and capital expenditures, and the maturity profile of indebtedness, including off-balance sheet obligations. The Company manages its liquidity risk to maintain sufficient liquid financial resources to fund its operations and meet its commitments and obligations. In managing its liquidity risk, the Company has access to a revolving unsecured credit facility of US$550.0 million, with an option, subject to the lender’s consent, to increase to a total amount of up to US$850.0 million. As well, the Company has agreements to sell certain of its accounts receivable for an amount of up to US$150.0 million (current financial assets program). As at March 31, 2016, $105.9 million (2015 – $113.3 million) of specific accounts receivable were sold to a financial institution pursuant to these agreements. Proceeds were net of $1.2 million in fees (2015 – $1.1 million). The Company also regularly monitors any financing opportunities to optimize its capital structure and maintain appropriate financial flexibility.

The following tables present a maturity analysis based on contractual maturity date, of the Company’s financial liabilities based on expected cash flows. Cash flows from derivatives presented either as derivative assets or liabilities have been included, as the Company manages its derivative contracts on a gross basis. The amounts are the contractual undiscounted cash flows. All amounts contractually denominated in foreign currency are presented in Canadian dollar equivalent amounts using the period-end spot rate except as otherwise stated:

	Carrying	Contractual	0-12	13-24	25-36	37-48	49-60
As at March 31, 2016	Amount	Cash Flows	Months	Months	Months	Months	Months	Thereafter
Non-derivative financial
liabilities
Accounts payable
and accrued liabilities (1)	$603.1	$603.1	$603.1	$-	$-	$-	$-	$-
Total provisions	33.4	35.0	23.3	2.8	0.5	0.4	0.4	7.6
Total long-term debt (2)	1,276.4	1,731.5	165.9	88.8	71.4	248.7	77.3	1,079.4
Other non-current liabilities (3)	144.2	410.1	-	20.7	20.2	19.0	19.0	331.2
	$2,057.1	$2,779.7	$792.3	$112.3	$92.1	$268.1	$96.7	$1,418.2
Derivative financial
instruments
Forward foreign
currency contracts (4)	$10.3
Outflow		$1,235.8	$994.4	$180.7	$45.3	$11.2	$3.6	$0.6
Inflow		(1,246.9)	(998.3)	(184.8)	(47.3)	(12.3)	(3.6)	(0.6)
Swap derivatives on total
long-term debt (5)	(16.8)
Outflow		90.5	14.8	13.8	9.8	8.7	8.7	34.7
Inflow		(93.4)	(15.2)	(14.5)	(10.2)	(8.9)	(8.9)	(35.7)
Embedded foreign currency
derivatives (6)	(2.7)	(2.7)	(1.1)	(1.3)	(0.3)	-	-	-
Equity swap agreement	0.5	0.5	0.5	-	-	-	-	-
	$(8.7)	$(16.2)	$(4.9)	$(6.1)	$(2.7)	$(1.3)	$(0.2)	$(1.0)
	$2,048.4	$2,763.5	$787.4	$106.2	$89.4	$266.8	$96.5	$1,417.2
(1) Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(2) Contractual cash flows include contractual interest and principal payments related to debt obligations and excludes transaction costs.
(3) Includes non-current royalty obligations and other non-current liabilities.
(4) Outflows and inflows are presented in CDN equivalent using the contractual forward foreign currency rate and include forward foreign currency contracts either presented as derivative liabilities or derivative assets.
(5) Includes interest rate swap and cross currency swaps contracts either presented as derivative liabilities or derivative assets.
(6) Includes embedded foreign currency derivatives either presented as derivative liabilities or derivative assets.

| CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

	Carrying	Contractual	0-12	13-24	25-36	37-48	49-60
As at March 31, 2015	Amount	Cash Flows	Months	Months	Months	Months	Months	Thereafter
Non-derivative financial
liabilities
Accounts payable and
accrued liabilities (1)	$556.5	$556.5	$556.5	$-	$-	$-	$-	$-
Total provisions	16.6	16.6	12.1	0.4	0.3	0.1	-	3.7
Total long-term debt (2)	1,284.0	1,938.7	113.7	178.0	104.5	108.9	262.7	1,170.9
Other non-current liabilities (3)	181.2	358.2	-	13.6	15.0	16.3	17.7	295.6
	$2,038.3	$2,870.0	$682.3	$192.0	$119.8	$125.3	$280.4	$1,470.2
Derivative financial
instruments
Forward foreign
currency contracts (4)	$37.8
Outflow		$1,372.3	$1,063.8	$226.3	$54.9	$19.8	$7.5	$-
Inflow		(1,332.8)	(1,036.9)	(218.7)	(51.8)	(19.0)	(6.4)	-
Swap derivatives on total
long-term debt (5)	(15.7)
Outflow		118.9	17.7	16.8	15.5	11.2	9.8	47.9
Inflow		(109.2)	(15.3)	(15.3)	(14.7)	(10.3)	(9.0)	(44.6)
Embedded foreign currency
derivatives (6)	(2.7)	(2.7)	(1.6)	(0.5)	(0.4)	(0.2)	-	-
Equity swap agreement	0.4	0.4	0.4	-	-	-	-	-
	$19.8	$46.9	$28.1	$8.6	$3.5	$1.5	$1.9	$3.3
	$2,058.1	$2,916.9	$710.4	$200.6	$123.3	$126.8	$282.3	$1,473.5
(1) Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(2) Contractual cash flows include contractual interest and principal payments related to debt obligations and excludes transaction costs.
(3) Includes non-current royalty obligations and other non-current liabilities.
(4) Outflows and inflows are presented in CDN equivalent using the contractual forward foreign currency rate and include forward foreign currency contracts either presented as derivative liabilities or derivative assets.
(5) Includes interest rate swap and cross currency swap contracts either presented as derivative liabilities or derivative assets.
(6) Includes embedded foreign currency derivatives either presented as derivative liabilities or derivative assets.

Market risk

Market risk is defined as the Company’s exposure to a gain or a loss in the value of its financial instruments as a result of changes in market prices, whether those changes are caused by factors specific to the individual financial instruments or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is mainly exposed to foreign currency risk and interest rate risk.

Derivative instruments are utilized by the Company to manage market risk against the volatility in foreign exchange rates, interest rates and share-based payments in order to minimize their impact on the Company’s results and financial position. The Company’s policy is not to utilize any derivative financial instruments for trading or speculative purposes.

Foreign currency risk

Foreign currency risk is defined as the Company’s exposure to a gain or a loss in the value of its financial instruments as a result of fluctuations in foreign exchange rates. The Company is exposed to foreign exchange rate variability primarily in relation to certain sale commitments, expected purchase transactions and debt denominated in a foreign currency, as well as on the net investment from its foreign operations which have functional currencies other than the Canadian dollar (in particular the U.S. dollar (USD), euro (€) and British pound (GBP or £). In addition, these operations have exposure to foreign exchange rates primarily through cash and cash equivalents and other working capital accounts denominated in currencies other than their functional currencies.

The Company also mitigates foreign currency risks by having its foreign operations transact in their functional currency for material procurement, sale contracts and financing activities.

The Company uses forward foreign currency contracts and foreign currency swap agreements to manage the Company’s exposure from transactions in foreign currencies. These transactions include forecasted transactions and firm commitments denominated in foreign currencies.

CAE Year-End Financial Results 2016 | 50

Notes to the Consolidated Financial Statements

The consolidated forward foreign currency contracts outstanding are as follows:

(amounts in millions, except average rate)			2016			2015
	Notional	(1)	Average	Notional	(1)	Average
Currencies (sold/bought)	Amount		Rate	Amount		Rate
USD/CDN
Less than 1 year	$541.8		0.78	$572.1		0.85
Between 1 and 3 years	128.6		0.81	160.4		0.87
Between 3 and 5 years	14.8		0.84	12.8		0.93
CDN/EUR
Less than 1 year	13.1		1.42	30.7		1.43
Between 1 and 3 years	-		-	8.2		1.40
EUR/CDN
Less than 1 year	104.7		0.69	81.7		0.71
Between 1 and 3 years	23.9		0.70	16.1		0.71
EUR/USD
Less than 1 year	1.8		0.86	62.3		0.86
Between 1 and 3 years	2.7		0.85	1.8		0.80
GBP/CDN
Less than 1 year	37.7		0.51	36.0		0.58
Between 1 and 3 years	8.4		0.50	8.8		0.54
Between 3 and 5 years	1.7		0.51	-		-
CDN/GBP
Less than 1 year	2.1		1.84	15.1		1.84
Between 1 and 3 years	0.1		1.89	1.0		1.68
CDN/USD
Less than 1 year	135.8		1.29	149.8		1.21
Between 1 and 3 years	15.6		1.31	22.8		1.25
GBP/USD
Less than 1 year	52.4		0.67	20.5		0.68
Between 1 and 3 years	27.0		0.67	28.1		0.63
USD/EUR
Less than 1 year	12.2		1.11	11.4		1.14
Between 1 and 3 years	0.9		1.13	-		-
SEK/USD
Less than 1 year	15.5		8.48	41.7		6.65
Other currencies
Less than 1 year	76.1		-	66.9		-
Between 1 and 3 years	8.5		-	18.3		-
Between 3 and 5 years	16.5		-	15.5		-
Total	$1,241.9			$1,382.0
(1) Exchange rates as at the end of the respective fiscal years were used to translate amounts in foreign currencies.

The Company has entered into foreign currency swap agreements related to its June 2007 senior collateralized financing, to convert a portion of the USD-denominated debt into GBP to finance its civil aviation training centre in the United Kingdom. The Company designated one (2015 – two) USD to GBP foreign currency swap agreement as cash flow hedge. The currency swap agreement has an outstanding notional amount of US$10.2 million (£5.1 million) (2015 – US$14.3 million (£7.1 million)) and is amortized in accordance with the repayment schedule of the debt until June 2018.

In fiscal 2013, the Company entered into interest-only cross currency swap agreements related to its multi-tranche private placement debt issued in December 2012, to effectively fix the USD-denominated interest cash flows in CDN equivalent. The Company designated two USD to CDN interest-only currency swap agreements as cash flow hedges with outstanding notional amounts of US$127.0 million ($130.5 million) (2015 – US$127.0 million ($130.5 million)) and US$98.0 million ($100.7 million)
(2015 – US$98.0 million ($100.7 million)) corresponding to the two tranches of the private placement until December 2024 and December 2027 respectively.

The Company’s foreign currency hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held until their maturity, consistent with the objective to fix currency rates on the hedged item.

51 | CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

Foreign currency risk sensitivity analysis

The following table presents the Company’s exposure to foreign currency risk of financial instruments and the pre-tax effects on net income and OCI as a result of a reasonably possible strengthening of 5% in the relevant foreign currency against the Canadian dollar as at March 31. This analysis assumes all other variables remain constant.

(amounts in millions)	USD		€		GBP
	Net		Net		Net
	Income	OCI	Income	OCI	Income	OCI
2016	$(0.7)	$(11.1)	$-	$(1.1)	$-	$(0.9)
2015	$(2.4)	$(22.1)	$2.7	$(2.3)	$0.9	$(1.0)

A reasonably possible weakening of 5% in the relevant foreign currency against the Canadian dollar would have an opposite impact on pre-tax income and OCI.

Interest rate risk

Interest rate risk is defined as the Company’s exposure to a gain or a loss to the value of its financial instruments as a result of fluctuations in interest rates. The Company bears some interest rate fluctuation risk on its floating rate long-term debt and some fair value risk on its fixed interest long-term debt. The Company mainly manages interest rate risk by fixing project-specific floating rate debt in order to reduce cash flow variability. The Company has a floating rate debt through its revolving unsecured credit facility and other asset-specific floating rate debts. A mix of fixed and floating interest rate debt is sought to reduce the net impact of fluctuating interest rates. Derivative financial instruments used to manage interest rate exposures are mainly interest rate swap agreements.

As at March 31, 2016, the Company has entered into three (2015 – four) interest rate swap agreements with two different financial institutions to mitigate these risks for a total notional value of $20.4 million (2015 – $29.6 million). After considering these swap agreements, as at March 31, 2016, 90% (2015 – 88%) of the long-term debt bears fixed interest rates.

The Company’s interest rate hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held until their maturity to establish asset and liability management matching, consistent with the objective to reduce risks arising from interest rate movements.

Interest rate risk sensitivity analysis

In fiscal 2016, a 1% increase in interest rates would decrease the Company’s net income by $1.3 million (2015 – $1.3 million) and decrease the Company’s OCI by $0.5 million (2015 – $0.4 million) assuming all other variables remained constant. A 1% decrease in interest rates would have an opposite impact on net income and OCI.

Hedge of share-based payments cost

The Company has entered into equity swap agreements with three major Canadian financial institutions to reduce its income exposure to fluctuations in its share price relating to the DSU, LTI-DSU and LTI-TB RSU programs. Pursuant to the agreement, the Company receives the economic benefit of dividends and share price appreciation while providing payments to the financial institutions for the institution’s cost of funds and any share price depreciation. The net effect of the equity swaps partly offset movements in the Company’s share price impacting the cost of the DSU, LTI-DSU and LTI-TB RSU programs and is reset quarterly. As at March 31, 2016, the equity swap agreements covered 1,950,000 common shares (2015 – 1,900,000) of the Company.

Hedge of net investments in foreign operations

As at March 31, 2016, the Company has designated a portion of its senior notes totalling US$417.8 million (2015 – US$417.8 million) and a portion of the obligations under finance lease totalling US$12.1 million (2015 – US$14.2 million) as a hedge of its net investments in U.S. entities. Gains or losses on the translation of the designated portion of its senior notes are recognized in OCI to offset any foreign exchange gains or losses on translation of the financial statements of those U.S. entities.

Letters of credit and guarantees

As at March 31, 2016, the Company had outstanding letters of credit and performance guarantees in the amount of $212.3 million (2015 – $218.8  million) issued in the normal course of business. These guarantees are issued mainly under the Revolving Term Credit Facility as well as the Performance Securities Guarantee (PSG) account provided by Export Development Corporation (EDC) and under other standby facilities available to the Company through various financial institutions.

The advance payment guarantees are related to progress/milestone payments made by the Company’s customers and are reduced or eliminated upon delivery of the product. The contract performance guarantees are linked to the completion of the intended product or service rendered by the Company and to the customer’s requirements. The customer releases the Company from these guarantees at the signing of a certificate of completion. The letter of credit for the lease obligation provides credit support for the benefit of the owner participant on a sale and leaseback transaction and varies according to the payment schedule of the lease agreement.

CAE Year-End Financial Results 2016 | 52

Notes to the Consolidated Financial Statements

(amounts in millions)	2016	2015
Advance payment	$67.8	$76.8
Contract performance	17.5	22.5
Lease obligation	33.0	31.3
Financial obligations	89.4	82.5
Other	4.6	5.7
	$212.3	$218.8

Sale and leaseback transactions

For certain sale and leaseback transactions, the Company has agreed to guarantee the residual value of the underlying equipment in the event that the equipment is returned to the lessor and the net proceeds of any eventual sale do not cover the guaranteed amount. The maximum amount of exposure is $14.4 million (2015 – $14.5 million), of which $10.3 million matures in fiscal year 2020 and $4.1 million in fiscal year 2023. Of this amount, as at March 31, 2016, $10.2 million is recorded as a deferred gain
(2015 – $11.7 million).

Indemnifications

In certain instances when the Company sells businesses, it may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities that exist, or arise from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to two years for certain types of indemnities, terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the divestiture occurred, and terms for environmental liabilities that typically do not expire. The maximum potential future payments that the Company could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited. The Company believes that other than the liabilities already accrued, the maximum potential future payments that it could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all available defences, which cannot be estimated. However, historically, costs incurred to settle claims related to these indemnifications have not been material to the Company’s consolidated financial position, net income or cash flows.

NOTE 31 – OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION

The Company elected to organize its operating segments principally on the basis of its customer markets. The Company manages its operations through its three segments. Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker.

Results by segment

The profitability measure employed by the Company for making decisions about allocating resources to segments and assessing segment performance is operating profit (hereinafter referred to as segment operating income). The accounting principles used to prepare the information by operating segments are the same as those used to prepare the Company’s consolidated financial statements. The method used for the allocation of assets jointly used by operating segments and costs and liabilities jointly incurred (mostly corporate costs) between operating segments is based on the level of utilization when determinable and measurable, otherwise the allocation is based on a proportion of each segment’s cost of sales.

Year ended March 31, 2016	Civil Aviation		Defence
(amounts in millions)	Training Solutions		and Security		Healthcare		Total
	2016	2015	2016	2015	2016	2015	2016	2015
External revenue	$1,429.1	$1,294.6	$970.1	$857.4	$113.4	$94.3	$2,512.6	$2,246.3
Depreciation and amortization
Property, plant and equipment	103.5	93.5	15.1	11.9	2.9	2.7	121.5	108.1
Intangible and other assets	30.3	26.6	54.7	43.8	11.3	10.6	96.3	81.0
Impairment of non-financial
assets – net (Note 21)	1.7	-	-	-	-	-	1.7	-
Write-downs (reversals of write-downs)
of accounts receivable – net (Note 5)	2.1	1.5	(0.8)	2.3	0.1	0.1	1.4	3.9
After tax share in profit of
equity accounted investees	38.5	27.8	4.9	9.7	-	-	43.4	37.5
Segment operating income	237.4	210.5	119.8	115.6	7.2	6.7	364.4	332.8

During fiscal 2015, one of the Company’s joint ventures in the Civil Aviation Training Solutions segment recognized a deferred tax asset following the approval of an investment tax allowance from the Malaysian Investment Development Authority. The Company’s share of the deferred tax benefit amounts to $9.4 million and is included in the after tax share in profit of equity accounted investees.

53 | CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

Capital expenditures which consist of additions to non-current assets (other than financial instruments and deferred tax assets), by segment are as follows:

(amounts in millions)	2016	2015
Civil Aviation Training Solutions	$126.6	$151.9
Defence and Security	40.5	49.3
Healthcare	4.6	7.3
Total capital expenditures	$171.7	$208.5

Operating profit
The following table provides a reconciliation between total segment operating income and operating profit:

	2016	2015
Total segment operating income	$364.4	$332.8
Restructuring costs (Note 12)	(28.9)	-
Operating profit	$335.5	$332.8

Assets and liabilities employed by segment

The Company uses assets employed and liabilities employed to assess resources allocated to each segment. Assets employed include accounts receivable, contracts in progress, inventories, prepayments, property, plant and equipment, intangible assets, investment in equity accounted investees, derivative financial assets and other assets. Liabilities employed include accounts payable and accrued liabilities, provisions, contracts in progress, deferred gains and other non-current liabilities and derivative financial liabilities.

Assets and liabilities employed by segment are reconciled to total assets and liabilities as follows:

(amounts in millions)	2016	2015
Assets employed
Civil Aviation Training Solutions	$2,627.9	$2,587.8
Defence and Security	1,234.1	1,079.3
Healthcare	253.6	250.1
Assets classified as held for sale (Note 3)	1.6	61.2
Assets not included in assets employed	879.5	678.5
Total assets	$4,996.7	$4,656.9
Liabilities employed
Civil Aviation Training Solutions	$610.8	$603.6
Defence and Security	513.8	403.8
Healthcare	47.6	43.6
Liabilities classified as held for sale (Note 3)	0.1	14.2
Liabilities not included in liabilities employed	1,884.1	1,905.3
Total liabilities	$3,056.4	$2,970.5

Products and services information
The Company's revenue from external customers for its products and services are as follows:
Years ended March 31
(amounts in millions)	2016	2015
Revenue
Simulation products	$1,146.1	$1,064.7
Training and services	1,366.5	1,181.6
	$2,512.6	$2,246.3

Notes to the Consolidated Financial Statements

Geographic information

The Company markets its products and services globally. Sales are attributed to countries based on the location of customers.               Non-current assets other than financial instruments and deferred tax assets are attributed to countries based on the location of the assets.

(amounts in millions)	2016	2015
Revenue from external customers
Canada	$233.7	$167.3
United States	887.3	753.6
United Kingdom	277.5	245.4
Germany	98.5	81.0
Netherlands	77.5	62.5
Other European countries	336.4	298.7
United Arab Emirates	66.5	71.8
China	161.1	123.8
Other Asian countries	230.9	275.3
Australia	59.7	75.2
Other countries	83.5	91.7
	$2,512.6	$2,246.3

(amounts in millions)	2016	2015
Non-current assets other than financial instruments and deferred tax assets
Canada	$1,002.8	$852.4
United States	880.7	872.3
Brazil	100.7	90.7
United Kingdom	245.8	292.6
Luxembourg	186.7	170.3
Netherlands	121.6	116.1
Other European countries	265.3	261.8
Asian countries	114.0	113.5
Other countries	70.6	90.0
	$2,988.2	$2,859.7

NOTE 32 – related party relationships

The following tables include principal investments which, in aggregate, significantly impact the results or assets of the Company:

Investments in subsidiaries consolidated in the Company’s financial statements:

		% equity	% equity
As at March 31		interest	interest
Name	Country of incorporation	2016	2015
CAE (UK) plc	United Kingdom	100.0%	100.0%
CAE (US) Inc.	United States	100.0%	100.0%
CAE Aircrew Training Services plc	United Kingdom	76.5%	76.5%
CAE Australia Pty Ltd.	Australia	100.0%	100.0%
CAE Aviation Training B.V.	Netherlands	100.0%	100.0%
CAE Aviation Training Chile Limitada	Chile	100.0%	100.0%
CAE Aviation Training Peru S.A.	Peru	100.0%	100.0%
CAE Brunei Multi Purpose Training Centre Sdn Bhd	Brunei	60.0%	60.0%
CAE Center Amsterdam B.V.	Netherlands	100.0%	100.0%
CAE Center Brussels N.V.	Belgium	100.0%	100.0%
CAE Centre Copenhagen A/S	Denmark	100.0%	100.0%
CAE Centre Hong Kong Limited	Hong Kong	100.0%	100.0%
CAE Centre Oslo AS	Norway	100.0%	100.0%
CAE Centre Stockholm AB	Sweden	100.0%	100.0%
CAE Civil Aviation Training Solutions, Inc.	United States	100.0%	100.0%
CAE Delaware Buyco Inc.	United States	100.0%	100.0%
CAE Electronik GmbH	Germany	100.0%	100.0%

Investments in subsidiaries consolidated in the Company’s financial statements (continued):

		% equity	% equity
		interest	interest
Name	Country of incorporation	2016	2015
CAE Euroco S.à r.l.	Luxembourg	100.0%	100.0%
CAE Flight & Simulator Services Sdn. Bhd.	Malaysia	100.0%	100.0%
CAE Flight Training Center Mexico, S.A. de C.V.	Mexico	100.0%	100.0%
CAE Global Academy Évora, SA	Portugal	100.0%	100.0%
CAE Healthcare Canada Inc.	Canada	100.0%	100.0%
CAE Healthcare, Inc.	United States	100.0%	100.0%
CAE Holdings Limited	United Kingdom	100.0%	100.0%
CAE India Private Limited	India	100.0%	100.0%
CAE Integrated Enterprise Solutions Australia Pty Ltd.	Australia	100.0%	100.0%
CAE International Capital Management Hungary LLC	Hungary	100.0%	100.0%
CAE International Holdings Limited	Canada	100.0%	100.0%
CAE Investments S.à r.l.	Luxembourg	100.0%	100.0%
CAE Luxembourg Acquisition S.à r.l.	Luxembourg	100.0%	100.0%
CAE Luxembourg Financing S.à r.l.	Luxembourg	100.0%	100.0%
CAE Management Luxembourg S.à r.l.	Luxembourg	100.0%	100.0%
CAE Middle East L.L.C.	Dubai	49.0%	49.0%
CAE Military Aviation Training Inc.	Canada	100.0%	-
CAE North East Training Inc.	United States	100.0%	100.0%
CAE Oxford Aviation Academy Amsterdam B.V.	Netherlands	100.0%	100.0%
CAE Oxford Aviation Academy Phoenix Inc.	United States	100.0%	100.0%
CAE Services Italia S.r.l.	Italy	100.0%	100.0%
CAE Servicios Globales de Instrucción de Vuelo (España), S.L.	Spain	100.0%	100.0%
CAE Shanghai Company, Limited	China	100.0%	100.0%
CAE SimuFlite Inc.	United States	100.0%	100.0%
CAE Simulation Technologies Private Limited	India	100.0%	100.0%
CAE Simulator Services Inc.	Canada	100.0%	100.0%
CAE Singapore (S.E.A.) Pte Ltd.	Singapore	100.0%	100.0%
CAE South America Flight Training do Brasil Ltda.	Brazil	100.0%	100.0%
CAE STS Limited	United Kingdom	100.0%	100.0%
CAE Training & Services Brussels NV	Belgium	100.0%	100.0%
CAE Training & Services UK Ltd.	United Kingdom	100.0%	100.0%
CAE Training Norway AS	Norway	100.0%	100.0%
CAE USA Inc.	United States	100.0%	100.0%
CAE Verwaltungsgesellschaft mbH	Germany	100.0%	100.0%
Flight Simulator-Capital L.P.	Canada	100.0%	100.0%
Oxford Aviation Academy (Oxford) Limited	United Kingdom	100.0%	100.0%
Parc Aviation Engineering Services Limited	Ireland	100.0%	100.0%
Parc Aviation Limited	Ireland	100.0%	100.0%
Parc Interim Limited	Ireland	100.0%	100.0%
Presagis Canada Inc.	Canada	100.0%	100.0%
Presagis Europe (S.A.)	France	100.0%	100.0%
Presagis USA Inc.	United States	100.0%	100.0%
Servicios de Instrucción de Vuelo, S.L.	Spain	80.0%	80.0%
SIV Ops Training, S.L.	Spain	80.0%	80.0%

55 | CAE Year-End Financial Results 2016

Notes to the Consolidated Financial Statements

Investments in joint ventures accounted for under the equity method:

		% equity	% equity
As at March 31		interest	interest
Name	Country of incorporation	2016	2015
Asian Aviation Centre of Excellence Sdn. Bhd.	Malaysia	50.0%	50.0%
Aviation Training Northeast Asia B.V.	Netherlands	50.0%	50.0%
CAE Flight and Simulator Services Korea, Ltd.	Korea	50.0%	50.0%
CAE Flight Training (India) Private Limited	India	50.0%	50.0%
CAE-LIDER Training do Brasil Ltda.	Brazil	50.0%	50.0%
CAE Melbourne Flight Training Pty Ltd.	Australia	50.0%	50.0%
China Southern West Australia Flying College Pty Ltd.	Australia	47.1%	47.1%
Embraer CAE Training Services (UK) Limited	United Kingdom	49.0%	49.0%
Embraer CAE Training Services, LLC	United States	49.0%	49.0%
Emirates-CAE Flight Training LLC	United Arab Emirates	49.0%	49.0%
HATSOFF Helicopter Training Private Limited	India	50.0%	50.0%
Helicopter Training Media International GmbH	Germany	50.0%	50.0%
HFTS Helicopter Flight Training Services GmbH	Germany	25.0%	25.0%
JAL CAE Flight Training Co. Ltd.	Japan	50.0%	50.0%
National Flying Training Institute Private Limited	India	51.0%	51.0%
Rotorsim s.r.l.	Italy	50.0%	50.0%
Rotorsim USA LLC	United States	50.0%	50.0%
Zhuhai Free Trade Zone Xiang Yi Aviation Technology Company Limited	China	49.0%	49.0%
Zhuhai Xiang Yi Aviation Technology Company Limited	China	49.0%	49.0%

In fiscal 2016, the unrecognized share of losses of joint ventures for which the Company ceased to recognize when applying the equity method was $1.2 million (2015 – $0.7 million). As at March 31, 2016, the cumulative unrecognized share of losses for these entities was $10.6 million (2015 – $9.4 million) and the cumulative unrecognized share of comprehensive loss of joint ventures was $12.3 million (2015 – $11.9 million).

NOTE 33 – Related Party Transactions

The following table presents the Company’s outstanding balances with its joint ventures:

(amounts in millions)	2016	2015
Accounts receivable (Note 5)	$42.6	$28.7
Contracts in progress: assets	34.5	28.1
Other assets	21.9	29.2
Accounts payable and accrued liabilities (Note 10)	20.1	13.9
Contracts in progress: liabilities	4.3	3.9

Other assets include a finance lease receivable of $14.8 million (2015 – $17.0 million) maturing in October 2022 and carrying an interest rate of 5.14% per annum, loans receivable of $0.6 million (2015 – $5.7 million) maturing in December 2017 and August 2018 and carrying respectively interest rates of 11% and 5% per annum, and a long-term interest-free receivable of $6.5 million
(2015 – $6.5 million) with no repayment term. As at March 31, 2016 and 2015 there are no provisions held against the receivables from related parties.

The following table presents the Company’s transactions with its joint ventures:

(amounts in millions)	2016	2015
Revenue	$95.3	$120.6
Purchases	2.9	10.9
Other income	2.3	2.9

In addition, during fiscal 2016, transactions amounting to $2.2 million (2015 – $2.4 million) were made, at normal market prices, with organizations of which some of the Company’s directors are officers.

Notes to the Consolidated Financial Statements

Compensation of key management personnel

Key management personnel have the ability and responsibility to make major operational, financial and strategic decisions for the Company and include certain executive officers. The compensation of key management for employee services is shown below:

(amounts in millions)	2016	2015
Salaries and other short-term employee benefits	$4.8	$4.6
Post-employment benefits – defined benefit plans(1)	1.0	1.5
Share-based payments	8.6	4.6
	$14.4	$10.7
(1) Includes net interest on employee benefit obligations.

NOTE 34 – Event after the reporting period

Lockheed Martin Commercial Flight Training

On May 2, 2016, the Company completed the acquisition of Lockheed Martin Commercial Flight Training (LMCFT), a provider of aviation simulation training equipment and services for a purchase consideration of $25.7 million. The transaction excludes debt and includes cash remaining in the company at closing. With this acquisition, the Company will expand its customer installed base of commercial flight simulators and obtain a number of useful assets including full-flight simulators, simulator parts and equipment, facilities, technology and a talented workforce. Management considers it impracticable to disclose information about the fair value of the net assets acquired since the findings of the valuation exercise are not yet available.

57 | CAE Year-End Financial Results 2016